UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE HOME DEPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE HOME DEPOT

PROXY STATEMENT

AND

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO MY FELLOW SHAREHOLDERS:

It is my pleasure to invite you to attend our 2015 Annual Meeting of Shareholders on Thursday, May 21, 2015 at 9:00 a.m., Eastern Time. The meeting will be held at the Cobb Galleria Centre in Atlanta, Georgia.

The enclosed notice of meeting and proxy statement contain important information, including a description of the business that will be acted upon at the meeting, as well as the voting procedures and information on obtaining admission tickets. At the meeting, we will also report on the Company’s performance and operations and respond to your questions. If you will need special assistance or seating, please contact Caitlyn Dardich at (770) 384-3602.

If you are unable to attend the meeting, you can listen to the meeting and view the presentation on the Company’s performance through the live webcast on the Internet. Visit our Investor Relations website at http://ir.homedepot.com and click on “Events & Presentations” for details. The webcast will be archived and available for replay beginning shortly after the meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy over the Internet, by telephone or by mail.

I hope you will be able to join us, and I look forward to seeing you.

Sincerely,

Craig A. Menear

Chairman, Chief Executive Officer and President

THE HOME DEPOT, INC.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TIME:	9:00 a.m., Eastern Time, on Thursday, May 21, 2015

PLACE:	Cobb Galleria Centre Two Galleria Parkway, S.E. Atlanta, Georgia 30339

ITEMS OF BUSINESS:	(1)	To elect as directors of the Company the ten persons named in the accompanying Proxy Statement for terms expiring at the 2016 annual meeting;

	(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016;

	(3)	To cast an advisory vote to approve executive compensation;

	(4)	To act on two shareholder proposals described in the Proxy Statement, if properly presented; and

	(5)	To transact any other business properly brought before the meeting.

WHO MAY VOTE:	Shareholders of record as of the close of business on March 23, 2015 are entitled to vote.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2014 Annual Report are available at http://reports.homedepot.com.

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about April 6, 2015.

By Order of the Board of Directors,

Teresa Wynn Roseborough

Corporate Secretary

THE HOME DEPOT, INC.

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

We are providing this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of The Home Depot, Inc. (the “Company”) of proxies to be voted at our 2015 Annual Meeting of Shareholders (the “Meeting”) and at any reconvened or rescheduled meeting following any adjournment or postponement. The Meeting will be held at the Cobb Galleria Centre, Two Galleria Parkway, S.E., Atlanta, Georgia, on Thursday, May 21, 2015, at 9:00 a.m., Eastern Time.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

The Home Depot 2015 Proxy Statement	i

THE HOME DEPOT 2015 PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

2015 Annual Meeting Information (see pages 1-3)	Items of Business

Date: Thursday, May 21, 2015

Time: 9:00 a.m., Eastern Time

Location: Cobb Galleria Centre, Two Galleria
Parkway, S.E., Atlanta, Georgia 30339

Record Date: March 23, 2015

Admission: To attend the Meeting in person, you
will need proof of your share ownership and valid
picture identification

Meeting Webcast: http://ir.homedepot.com under
“Events and Presentations” beginning at 9:00 a.m.,
Eastern Time, on May 21, 2015

	Proposal	Board Recommendation	Page Number
	1. Election of ten directors	For	12
	2. Ratification of appointment of KPMG LLP, our independent registered public accounting firm	For	18
	3. “Say-on-Pay” advisory vote to approve executive compensation	For	21
	4. Shareholder proposal regarding independent chairman of the board	Against	22
	5. Shareholder proposal regarding special shareholder meetings	Against	24
Fiscal 2014 Company Performance Highlights (see page 27)

Strong execution of our strategic initiatives allowed us to continue to capitalize on the improving housing market:

•  Increased net sales by 5.5% to $83.2 billion

•  Increased operating income by 14.2% to $10.5 billion

•  Increased diluted earnings per share by 25.3% to $4.71

•  Generated $8.2 billion in operating cash flow

•  Increased return on invested capital from 20.9% to 24.9%

•  Returned value to shareholders during Fiscal 2014 through a 39% increase in our stock price, $2.5 billion in dividends, and $7.0 billion in share repurchases

Fiscal 2014 Executive Compensation Highlights (see pages 26-38)

We pay for performance:

•  A significant portion of our named executive officers’ (“NEOs”) target compensation is performance-based:

•  Approximately 90% for each of our current and former CEO

•  Approximately 82% for our other NEOs

•  100% of annual incentive compensation and approximately 67% of equity compensation are tied to performance against pre-established, specific, measurable financial performance goals

We seek to mitigate compensation-related risk through a variety of vehicles:

•  Annual compensation risk assessment

•  Compensation recoupment policy applicable to all executive officers

•  Anti-hedging policy applicable to all associates, officers and directors

•  Stock ownership and retention guidelines for executive officers

•  No change in control agreements

ii	The Home Depot 2015 Proxy Statement

THE HOME DEPOT 2015 PROXY STATEMENT SUMMARY

Our Corporate Governance Policies Reflect Best Practices:

• Annual election of directors

• Majority voting standard in director elections

• Independent lead director

• 90% of director nominees and all Board committee members are independent

• Independent directors meet without management

• Anti-hedging policy applicable to all associates, officers and directors

• No shareholder rights plan or “poison pill”

• Stock ownership and retention guidelines for executive officers

• Shareholder ability to act by written consent and call special meetings

• Director store walk policy

• Board orientation and education program

• Management succession policy set forth in Corporate Governance Guidelines

• Annual Board and committee self-evaluations

Director Nominees				Board Committee Composition
Name	Director Since	Independent	Position	Audit	Leadership Dev. & Comp.	Nom. & Corp. Gov.	Finance
Ari Bousbib	2007	✓	Chairman and Chief Executive Officer, IMS Health Incorporated	✓ *			✓C *C
Gregory D. Brenneman (Lead Director)	2000	✓	Chairman, President and Chief Executive Officer, CCMP Capital Advisors, LLC
J. Frank Brown (Audit Committee Financial Expert)	2011	✓	Managing Director and Chief Operating Officer, General Atlantic LLC	✓ *C			✓ *
Albert P. Carey	2008	✓	Chief Executive Officer, PepsiCo Americas Beverages		✓C *C	✓ *
Armando Codina	2007	✓	Chairman, Codina Partners, LLC		✓ *	✓C *C
Helena B. Foulkes	2013	✓	Executive Vice President, CVS Health Corporation and President, CVS/pharmacy		✓ *	*	✓
Wayne M. Hewett	2014	✓	President, Platform Specialty Products Corporation	*	✓ *		✓
Karen L. Katen	2007	✓	Senior Advisor, Essex Woodlands Health Ventures	✓		✓ *	*
Craig A. Menear	2014		Chairman, Chief Executive Officer and President, The Home Depot, Inc.
Mark Vadon	2012	✓	Chairman, zulily, Inc.	✓ *			✓ *

Current committee assignments are reflected by (✓); anticipated committee assignments following the Meeting, subject to the election of the ten director nominees listed above, are reflected by (*); and committee chairs are indicated by (C). Please see pages 10-11 for additional information.

The Home Depot 2015 Proxy Statement	iii

ABOUT THE 2015 ANNUAL MEETING OF SHAREHOLDERS

WHAT AM I VOTING ON?

You will be voting on the following items:

•	Election to the Board of Directors of the ten persons named in “Election of Directors” below;

•	Ratification of the appointment of KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the fiscal year ending January 31, 2016 (“Fiscal 2015”);

•	An advisory vote to approve executive compensation, also referred to as “say-on-pay”;

•	Two shareholder proposals described in this Proxy Statement; and

•	Transaction of any other business properly brought before the Meeting.

WHO IS ENTITLED TO VOTE?

Holders of record of shares of the Company’s common stock as of the close of business on March 23, 2015, the record date for the Meeting, are entitled to vote. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. As of March 23, 2015, we had 1,298,358,570 shares of common stock outstanding.

HOW DO I VOTE BEFORE THE MEETING?

If you are a registered shareholder, which means you hold your shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., you have three options for voting before the Meeting:

•	Over the Internet, at www.proxyvote.com, by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy card;

•	By telephone, by dialing 1-800-690-6903; or

•	By completing, dating, signing and returning a proxy card by mail.

If you are a beneficial holder, meaning you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions on the voting instruction form that your bank or broker provides.

MAY I VOTE AT THE MEETING?

Yes. If you are a registered shareholder, you may vote your shares at the Meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the Meeting. A legal proxy is an authorization from your bank or broker for you to vote the shares it holds in its name on your behalf. Even if you plan to attend the Meeting, we encourage you to vote your shares before the Meeting. See “How Can I Attend the Meeting?” below.

MAY I REVOKE MY PROXY AND/OR CHANGE MY VOTE?

Yes. You may revoke your proxy and/or change your vote by:

•	Signing another proxy card with a later date and delivering it to us before the Meeting;

•	Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 20, 2015;

•	Voting at the Meeting before the polls close if you are a registered shareholder or have obtained a legal proxy from your bank or broker; or

•	Notifying the Company’s Corporate Secretary in writing before the Meeting that you revoke your proxy.

WHAT IF I SIGN AND RETURN MY PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxies that are signed, dated and returned but do not contain voting instructions will be voted:

•	“For” the election of all of the ten named director nominees;

•	“For” the ratification of the appointment of KPMG;

•	“For” the advisory vote to approve executive compensation;

•	“Against” each shareholder proposal; and

•	On any other matters properly brought before the Meeting, in accordance with the best judgment of the named proxies.

If your shares are held through an account with a bank or broker, see “Will My Shares Be Voted If I Do Not Provide My Proxy or Voting Instruction Form?” below.

HOW DO I VOTE IF I PARTICIPATE IN ONE OF THE COMPANY’S RETIREMENT PLANS?

You may vote your shares over the Internet, by telephone, by mail or in person at the Meeting as if you were a registered shareholder, as described in

The Home Depot 2015 Proxy Statement	1

ABOUT THE 2015 ANNUAL MEETING OF SHAREHOLDERS

this Proxy Statement. By voting, you are instructing the trustee of your plan to vote all of your shares as directed. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the self-directed brokerage window of your plan, or you participate in one of the Company’s Canada-based retirement plans, and, in either case, you do not vote those shares, those shares will not be voted.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY OR VOTING INSTRUCTION FORM?

If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card, you must attend the Meeting in order to vote.

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (the “NYSE”). These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”

The ratification of KPMG as the Company’s independent registered public accounting firm for Fiscal 2015 is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.

The other proposals will be considered non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS?

With respect to the election of directors, each director nominee receiving a majority of votes cast with respect to that director nominee’s election will be elected as a director. If any of the incumbent director nominees does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected. However, our By-Laws provide that any incumbent director who fails to receive a majority of votes cast must promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and publicly disclose its decision within 90 days following certification of election results. The director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s recommendation or in the Board’s decision.

The ratification of KPMG as the Company’s independent registered public accounting firm and each of the shareholder proposals require a majority of votes cast to be approved.

Under the Company’s By-Laws, the advisory vote to approve executive compensation also requires a majority of votes cast to be approved. While this proposal is advisory in nature and not binding on the Company, our Leadership Development and Compensation Committee (“LDC Committee”) and Board will consider the results of the voting on this proposal in formulating future executive compensation policy.

A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes. A proxy marked “Abstain” with respect to any proposal therefore generally will not have any effect on the outcome of the vote on that proposal. Similarly, broker non-votes will not be counted as votes cast and therefore generally will have no effect on the outcome of the vote on any proposal.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

In order for us to conduct the Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 23, 2015 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Meeting and vote in person or if you

2	The Home Depot 2015 Proxy Statement

ABOUT THE 2015 ANNUAL MEETING OF SHAREHOLDERS

properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. If a quorum is not present at the Meeting, the Meeting may be adjourned from time to time until a quorum is present.

HOW CAN I ATTEND THE MEETING?

To attend the Meeting, you will need to bring (1) an admission ticket if your shares are registered in your name or a legal proxy from the bank or broker that is the record owner of your shares and (2) valid picture identification. If your shares are registered in your name and you received a Notice, the Notice is your admission ticket. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy, which will serve as your admission ticket.

If you do not have valid picture identification and either an admission ticket or a legal proxy, you will not be admitted to the Meeting.

You may indicate whether you plan to attend the Meeting by checking the appropriate box if completing a proxy card or voting instruction form, responding when prompted if voting by telephone, or making the appropriate selection at the bottom of the screen after entering your control number at www.proxyvote.com if voting over the Internet.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION FORM?

This means that your shares are registered in different names or are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. We encourage you to register all shares in the same name and address by contacting our transfer agent, Computershare, at 1-800-577-0177. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS

Only one copy of the Notice or this Proxy Statement and the 2014 Annual Report is being delivered to shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. Shareholders sharing an address who wish to receive separate copies of the Notice or this Proxy Statement and the 2014 Annual Report, or who wish to begin receiving a single copy of such materials, may make such request as follows:

•	If you are a registered shareholder, by writing to Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-800-542-1061; or

•	If you are a beneficial owner, by contacting your broker, dealer, bank, voting trustee or other nominee.

Registered shareholders sharing an address who elect to receive a single copy of the Notice or this Proxy Statement and the 2014 Annual Report will continue to receive separate proxy cards.

You may also elect to receive the Notice or this Proxy Statement and the 2014 Annual Report via e-mail by contacting Broadridge if you are a registered shareholder, by contacting your bank or broker if you are a beneficial owner, or by visiting our website at http://reports.homedepot.com.

Additional copies of this Proxy Statement and the 2014 Annual Report will be provided without charge to shareholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339, by calling (770) 384-4388 or via the Internet at http://ir.homedepot.com.

WHERE AND WHEN WILL I BE ABLE TO FIND THE VOTING RESULTS?

You can find the official results of the voting at the Meeting in our Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

The Home Depot 2015 Proxy Statement	3

BOARD OF DIRECTORS INFORMATION

Our Board currently has 11 members: F. Duane Ackerman, Ari Bousbib, Gregory D. Brenneman, J. Frank Brown, Albert P. Carey, Armando Codina, Helena B. Foulkes, Wayne M. Hewett, Karen L. Katen, Craig A. Menear and Mark Vadon. Each director who served during the fiscal year ended February 1, 2015 (“Fiscal 2014”) was, and each current director continues to be, independent other than Mr. Menear, our Chairman, Chief Executive Officer (“CEO”) and President, and Francis S. Blake, our former Chairman and CEO, who retired at the end of Fiscal 2014.

Under our Corporate Governance Guidelines, directors who reach age 72 by the end of the calendar year preceding an annual meeting cannot stand for re-election at that meeting. Because Mr. Ackerman reached age 72 in 2014, he is not standing for re-election and will be retiring from the Board at the Meeting. Following the Meeting, the size of the Board will therefore be reduced to ten members.

BOARD LEADERSHIP

We believe that having a combined Chairman, CEO and President, an independent Lead Director, and Board committees composed entirely of independent directors currently provides the best Board leadership structure for The Home Depot. This structure, together with our other robust corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company. Specifically, Mr. Menear proposes strategic priorities to the Board (with input from the Lead Director), communicates the Board’s guidance to management, and is ultimately responsible for implementing the Company’s key strategic initiatives.

In his position as Chairman, CEO and President, Mr. Menear serves as a conduit between the Board and Company management to promote communication and provide consistent leadership on the Company’s key strategic objectives. During Fiscal 2014, Mr. Blake, our former CEO, served as executive Chairman for three months following Mr. Menear’s appointment as CEO and President. This interim arrangement supported a smooth leadership transition. It also allowed Mr. Blake to continue to focus on matters related to the data breach discovered in September 2014, as discussed below under “Risk Oversight,” while Mr. Menear focused more of his time on our strategic priorities. Following Mr. Blake’s decision to retire at the end of Fiscal 2014, the independent members of the Board determined that it was in the Company’s best interests to return to a leadership structure that includes a combined Chairman and CEO role.

At the same time, the Company recognizes the importance of providing additional, independent oversight of the Board. Accordingly, since 1998, the Company has had a Lead Director. Our Lead Director is an independent director elected annually by the independent members of the Board. Gregory D. Brenneman, a director since 2000, currently serves as our Lead Director. Our Lead Director:

•	Chairs Board meetings when the Chairman is not present, including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting;

•	Works with management to determine the information and materials provided to Board members;

•	Approves Board meeting agendas, schedules and other information provided to the Board;

•	Consults with the Chairman on other matters that are pertinent to the Board and the Company;

•	Has the authority to call meetings of the independent directors;

•	Is available for communication and consultation with major shareholders upon request; and

•	Serves as liaison between the Chairman and the independent directors.

In August 2014, the Board determined that, as a best practice and to maximize the effectiveness of the Lead Director role, our Lead Director should no longer serve on any standing Board committee but instead should be available to attend meetings of any of our Board committees and serve as a resource for the committees as needed. As a result, Mr. Brenneman no longer serves as a member of any of our standing Board committees.

RISK OVERSIGHT

The Company’s risk oversight is accomplished through the identification of key risks facing the Company and the mapping of those risks to the appropriate Board committee or to the full Board, based on the nature of the risk. In accordance with NYSE requirements and

4	The Home Depot 2015 Proxy Statement

BOARD OF DIRECTORS INFORMATION

our Audit Committee charter, our Audit Committee has primary responsibility for overseeing risk assessment and management, including the Company’s major financial exposures and compliance risks and the steps management has taken to monitor and control those exposures and risks. The Audit Committee also has primary responsibility for overseeing risks related to information technology and data privacy and security, which we generally refer to as “IT and data security,” as discussed in more detail below. The Audit Committee stays apprised of significant actual and potential risks faced by the Company in part through review of quarterly reports from our Enterprise Risk Council (the “ERC”). The quarterly ERC reports not only identify the risks faced by the Company, but also identify whether primary oversight of each risk resides with a particular Board committee or the full Board.

Our ERC is composed of leaders from the functional areas of the Company and meets at least quarterly to coordinate information sharing and mitigation efforts for all types of risks applicable to the Company. The chair of the ERC, who is also our Vice President of Internal Audit and Corporate Compliance, reports the ERC’s risk analyses to senior management regularly and attends each Audit Committee meeting. The chair of the ERC also provides a detailed annual report regarding the Company’s risk assessment and management process to the full Board.

The Audit Committee also receives quarterly reports from our FCPA Oversight Committee, which oversees enterprise-wide compliance with the U.S. Foreign Corrupt Practices Act and the anti-bribery laws of the other jurisdictions in which we conduct business. The FCPA Oversight Committee, which is chaired by our Executive Vice President, General Counsel and Corporate Secretary, is composed of our Chief Financial Officer and Executive Vice President – Corporate Services, our Vice President of Internal Audit and Corporate Compliance, and representatives from each non-U.S. division, the business functions responsible for administration of our policies, and the business functions that manage our transactions outside of the U.S. In addition, the Audit Committee meets with the chair of the ERC; our Executive Vice President, General Counsel and Corporate Secretary; our Chief Financial Officer and Executive Vice President – Corporate Services; and KPMG, our independent registered public accounting firm in a private session at each quarterly Audit Committee meeting.

In accordance with our risk mapping, our other Board committees consider significant risks within their areas of responsibility. As discussed in the Compensation Discussion and Analysis beginning on page 26, our LDC Committee oversees risks related to our compensation programs, including an annual review and risk assessment of the Company’s compensation policies and practices, and monitors the independence of its compensation consultant. Our Nominating and Corporate Governance Committee oversees risks related to our governance policies and practices, including review and approval of any related-party transactions and relationships involving our directors and executive officers. Our Finance Committee oversees risks related to our capital structure, financial resources, utilization of derivatives and accelerated share repurchase agreements, and related financial matters. Each of our committees reports to the Board at each quarterly Board meeting.

In addition, the Board and each committee receive presentations throughout the year from management regarding specific potential risks and trends as necessary. At each Board meeting, our Chairman, CEO and President has the opportunity to discuss in a directors-only session matters of particular importance or concern, including any significant, evolving or nascent risks that may be of concern to the Board or the Company, and our Lead Director presides over an executive session of our independent directors. Annually, through dedicated sessions focusing exclusively on corporate strategy, our full Board reviews in detail the Company’s short- and long-term strategies, including consideration of significant risks facing the Company and their potential impact. We believe that the practices described above and our current leadership structure facilitate effective Board oversight of our significant risks.

The Data Breach and Related Oversight

In September 2014, we discovered that our payment data systems had been breached (the “Data Breach”). The Data Breach potentially impacted customers who used payment cards at self-checkout systems in our U.S. and Canadian stores between April 2014 and September 2014. We subsequently announced that separate files containing approximately 53 million email addresses were also taken during the Data Breach. The investigation of the Data Breach is ongoing, and we are supporting law enforcement efforts to identify the responsible parties.

The Home Depot 2015 Proxy Statement	5

BOARD OF DIRECTORS INFORMATION

As noted above, our Audit Committee has primary oversight responsibility for risks related to IT and data security, although our full Board also exercises oversight over these risks. For a number of years, IT and data security risks have been included in the risks reviewed on a quarterly basis by the ERC and the Audit Committee and in the annual report to the Board on risk assessment and management. In the last few years, the Audit Committee and/or the full Board have also regularly received detailed reports on IT and data security matters from senior members of our IT and internal audit departments. These reports were given at every quarterly Audit Committee meeting in fiscal 2014, including an additional half-day Audit Committee session devoted exclusively to these matters that was held prior to the discovery of the Data Breach. The topics covered by these reports included risk management strategies, consumer data security, the Company’s ongoing risk mitigation activities, and cybersecurity strategy and governance structure. Recent reports also included publicly available information about and analysis of breaches experienced by other companies, including learnings from and actions taken as a result of those incidents. In addition, our internal audit department routinely performs audits on various aspects of IT and data security and reports the results of these audits in its quarterly internal audit report for the Audit Committee.

Since 2013, the Company has had a Privacy Governance Council responsible for the development of enterprise standards and best practices for using, collecting and securing customer information; creating and deploying privacy training; and developing policies and procedures for compliance with new privacy laws. The Council includes representatives from the Company’s legal, government relations, internal audit, store operations, online, corporate compliance, IT, public relations, marketing, and services departments. Going forward, the Council’s activities will be conducted under the direction of the Data Security and Privacy Governance Committee discussed on page 7.

To further support our IT and data security efforts, in 2013 the Company enhanced and expanded the Incident Response Team (“IRT”) formed several years earlier. The IRT is charged with developing action plans for and responding rapidly to data security situations. At the time of the Data Breach, the IRT included representatives from the Company’s legal, internal audit, corporate compliance, credit, online, IT security, government relations, corporate security, human resources, store operations, and public relations departments. The IRT enabled us to respond quickly to the Data Breach in an organized and structured manner once it was discovered. The IRT provided daily updates to the Company’s senior leadership team, who in turn periodically apprised the Lead Director, the Audit Committee and the full Board, as necessary.

Under the Board’s and the Audit Committee’s leadership and oversight, the Company had taken significant steps to address evolving privacy and cybersecurity risks before we became aware of the Data Breach:

•	Prior to the Data Breach and in part in reaction to breaches experienced by other companies, we augmented our existing security activities by launching a multi-workstream effort to review and further harden our IT and data security processes and systems. This effort included working extensively with third-party experts and security firms and has been subsequently modified and enhanced based on our learnings from the Data Breach experience.

•	In January 2014, as part of the efforts described above, we began a major payment security project to provide enhanced encryption of payment card data at the point of sale in all of our U.S. stores. The rollout of the project over our approximately 2,000 U.S. stores was scheduled to be completed in late 2014. Upon discovery of the Data Breach, we accelerated completion of the project to September 2014, offering significant new protection for customers. The new security protection takes raw payment card information and scrambles it to make it unreadable to unauthorized users. We are also in the process of implementing enhanced encryption in our Canadian stores.

•	We are rolling out EMV “chip-and-PIN” technology in our U.S. stores, which adds extra layers of payment card protection for customers who use EMV chip-and-PIN enabled cards. Our Canadian stores are already enabled with EMV chip-and-PIN technology.

6	The Home Depot 2015 Proxy Statement

BOARD OF DIRECTORS INFORMATION

Following discovery of the Data Breach, in addition to continuing the efforts described above, the Company and the Board took a number of additional actions:

•	We assured all customers that they would not be liable for fraudulent charges and offered free identity protection services, including credit monitoring services, to impacted customers.

•	We formed an internal executive committee, the Data Security and Privacy Governance Committee, to provide further enterprise-wide oversight and governance over data security. This committee reports quarterly to the Audit Committee.

•	We are in the process of further augmenting our IT security team, including by adding an officer level Chief Information Security Officer and hiring additional associates focused on IT and data security.

•	We are reviewing and enhancing all of our training relating to privacy and data security, and we intend to provide additional annual data security training for all of our associates before the end of Fiscal 2015.

•	Our Board, the Audit Committee, and a special committee of the Board have received regular updates regarding the Data Breach. In addition to the IT and data security initiatives described above, the Board, supported by the work of its Audit and Finance Committees, has reviewed and authorized the expenditures associated with a series of capital intensive projects designed to further harden our IT security environment against evolving data security threats.

DIRECTOR INDEPENDENCE

The Director Independence Standards in the Company’s Corporate Governance Guidelines exceed the independence standards adopted by the NYSE. Our independence standards are attached as Appendix A to this Proxy Statement. Our Corporate Governance Guidelines are available at http://ir.homedepot.com under “Corporate Governance > Corp. Governance Overview” and in print upon request. Pursuant to these guidelines, the Board and the Nominating and Corporate Governance Committee reviewed the independence of each director in early 2015. During this review, the Board and the Nominating and Corporate Governance Committee considered all relevant facts and circumstances related to transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, the NYSE listing standards and the Company’s Director Independence Standards.

Based on this review and the recommendation of the Nominating and Corporate Governance Committee, the Board affirmatively determined that all of the individuals nominated for election to the Board at the Meeting are independent except Craig A. Menear, our Chairman, CEO and President.

The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated, but which our Board determined are not material to the Company, the directors or, except as otherwise indicated below, the companies with which the directors are associated. All of these transactions were reviewed and considered by the Board and the Nominating and Corporate Governance Committee in determining the independence of Company directors. In particular, the Board and the Nominating and Corporate Governance Committee took into account the following transactions during Fiscal 2014:

•	Mr. Ackerman served as a director of United Parcel Service, Inc., from which we purchased freight services, and as a director of The Allstate Corporation, from which we purchased insurance coverage.

•	Mr. Brenneman served as a director of Automatic Data Processing, Inc., from which we purchased payroll and tax services, and as the Chairman, President and Chief Executive Officer of CCMP Capital Advisors, LLC, which manages funds that have or had an equity interest in (1) Aramark Corporation, from which we purchased food services and uniform apparel, and (2) The Hillman Companies, Inc., from which we purchased fasteners and other small hardware items. In Fiscal 2014, the Company was one of Hillman’s largest customers. Mr. Brenneman does not serve as a director or officer of Aramark or Hillman.

•	Mr. Brown served as Managing Director and Chief Operating Officer of General Atlantic LLC, which manages funds that have or had an equity interest in (1) Appirio Inc., from which we purchased cloud

The Home Depot 2015 Proxy Statement	7

BOARD OF DIRECTORS INFORMATION

technology services; (2) Bazaarvoice, Inc., from which we purchased software; (3) Mu Sigma Inc., from which we purchased data analytics consulting services; and (4) Tory Burch, LLC, from which we purchased associate recognition gifts. Mr. Brown does not serve as a director or officer of any of these portfolio companies.

•	Mr. Carey served as Chief Executive Officer of PepsiCo Americas Beverages, from which we purchased food and beverage products.

•	Ms. Foulkes served as Executive Vice President of CVS Health Corporation and President of CVS/pharmacy, from which we purchased prescription management and on-site pharmacy services.

•	Ms. Katen served as a director of Air Liquide, from which we purchased industrial gases.

In each instance described above, the amount of payments made and received by each entity represented an immaterial percentage of the Company’s and, except as otherwise stated above, the other entity’s revenues. The Board and the Nominating and Corporate Governance Committee believe that all of the transactions and relationships during Fiscal 2014 described above were on arm’s-length terms that were reasonable and competitive and that the directors did not participate in or receive any direct personal benefit from these transactions.

SELECTING NOMINEES TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee is responsible for considering candidates for the Board and recommending director nominees to the Board. All members of the Nominating and Corporate Governance Committee have been determined to be independent by the Board pursuant to SEC rules, NYSE listing standards and the Company’s Director Independence Standards. The Nominating and Corporate Governance Committee’s charter, as well as the charters for the Audit Committee, LDC Committee and Finance Committee, are available on the Company’s website at http://ir.homedepot.com under “Corporate Governance > Committee Members & Charters.”

The Nominating and Corporate Governance Committee considers candidates for nomination to the Board from a number of sources. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election and provided they have not reached age 72 by the calendar year-end immediately preceding the Company’s next annual meeting of shareholders. The Nominating and Corporate Governance Committee may also consider candidates recommended by current members of the Board, members of management and shareholders, as discussed below under “Director Candidates Recommended by Shareholders.”

From time to time, the Nominating and Corporate Governance Committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates meeting criteria established by the Nominating and Corporate Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. During Fiscal 2014, the Nominating and Corporate Governance Committee engaged Russell Reynolds Associates and Heidrick & Struggles International, Inc. to assist it in identifying and assessing potential director candidates.

The Nominating and Corporate Governance Committee evaluates all candidates, regardless of who recommended the candidate, based on the same criteria. The criteria and the process by which director nominees are considered and selected are discussed further below under “Election of Directors.”

DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The Nominating and Corporate Governance Committee will consider all candidates recommended by a shareholder (or group of shareholders) who owns at least one percent of the Company’s outstanding shares of common stock and who has held such shares for at least one year as of the date of the recommendation. We refer to a shareholder (or group of shareholders) who meets these requirements as an “Eligible Shareholder.” If the shareholder is not an Eligible Shareholder, the Nominating and Corporate Governance Committee may, but is not obligated to, evaluate the candidate and consider him or her for nomination to the Board. A shareholder wishing to recommend a candidate must submit the following documents to the Corporate Secretary, The Home

8	The Home Depot 2015 Proxy Statement

BOARD OF DIRECTORS INFORMATION

Depot, Inc., 2455 Paces Ferry Road, N.W., Building C-22, Atlanta, Georgia 30339 not less than 120 calendar days prior to the anniversary of the date on which the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders:

•	A recommendation that identifies the candidate and provides contact information for that candidate;

•	The written consent of the candidate to serve as a director of the Company, if elected; and

•	Documentation establishing that the shareholder making the recommendation is an Eligible Shareholder.

If the candidate is to be evaluated by the Nominating and Corporate Governance Committee, the Corporate Secretary will request from the candidate a detailed résumé, an autobiographical statement explaining the candidate’s interest in serving as a director of the Company, a completed statement regarding conflicts of interest, and a waiver of liability for a background check. These documents must be received from the candidate before the first day of February preceding the annual meeting of shareholders.

COMMUNICATING WITH THE BOARD

Shareholders and others who are interested in communicating directly with members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, may do so by e-mail at HD_Directors@homedepot.com or by writing to the directors at the following address:

[Name of Director or Directors]

c/o Corporate Secretary

The Home Depot, Inc.

2455 Paces Ferry Road, N.W.

Building C-22

Atlanta, Georgia 30339

The Corporate Secretary reviews and provides the Board and the Nominating and Corporate Governance Committee with a summary of all such communications and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board, or that otherwise requires the attention of the Board and the Nominating and Corporate Governance Committee. Correspondence relating to accounting, internal controls or auditing matters is brought to the attention of the Company’s internal audit department and, if appropriate, to the Audit Committee. All communications are treated confidentially.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board met eight times during Fiscal 2014. The number of times that each standing committee of the Board met in Fiscal 2014 is shown in the table below. Each incumbent director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member during Fiscal 2014. Company policy provides that all directors are expected to attend annual shareholder meetings, absent extraordinary circumstances. Every director serving on our Board at the time of the 2014 Annual Meeting of Shareholders attended that meeting.

The Home Depot 2015 Proxy Statement	9

BOARD OF DIRECTORS INFORMATION

During Fiscal 2014, the Board had standing Audit, Nominating and Corporate Governance, Leadership Development and Compensation, and Finance Committees. The current members of our committees, the principal functions of each committee and the number of meetings held in Fiscal 2014 are shown below. Each member of each committee during Fiscal 2014 was, and each current member continues to be, independent under our Director Independence Standards and applicable SEC rules and NYSE listing standards.

During a portion of Fiscal 2014, our Lead Director, Gregory D. Brenneman, served on our Nominating and Corporate Governance and Leadership Development and Compensation Committees. However, as noted above under “Board Leadership,” in August 2014 the Board determined that, as a best practice and to maximize the effectiveness of the Lead Director role, our Lead Director should no longer serve on any standing Board committee but instead should be available to attend meetings of any of our Board committees and serve as a resource for the committees as needed. As a result, Mr. Brenneman no longer serves as a member of any of our standing Board committees.

Name of Committee and Current Members	Committee Functions	Number of Meetings
Audit: F. Duane Ackerman, Chair Ari Bousbib J. Frank Brown Karen L. Katen Mark Vadon

•   Oversees the integrity of the Company’s financial statements, the audit thereof, the Company’s accounting and financial reporting process and the Company’s systems of internal control over financial reporting

•   Has primary responsibility for overseeing risk assessment and risk management

•   Has primary responsibility for overseeing IT and data security risks

•   Reviews the Company’s compliance with legal and regulatory requirements, including Foreign Corrupt Practices Act and other anti-bribery regulations

•   Reviews the qualifications and independence of the Company’s independent registered public accounting firm

•   Oversees the performance of the Company’s internal audit function and independent registered public accounting firm

•   Reviews and monitors the Company’s compliance programs, including the whistleblower program

		10
Nominating and Corporate Governance: Armando Codina, Chair F. Duane Ackerman Albert P. Carey Karen L. Katen	• Oversees the Company’s corporate governance practices and procedures and related risks • Reviews and monitors the performance and composition of the Board and its committees • Makes recommendations for director nominees • Reviews the independence of directors • Oversees communications between directors and shareholders • Reviews related-party transactions involving executive officers and directors • Oversees director education and engagement activities	4
Leadership Development and Compensation: Albert P. Carey, Chair Armando Codina Helena B. Foulkes Wayne M. Hewett	• Reviews and recommends compensation of directors and the CEO and approves compensation of other executive officers • Reviews and recommends policies, practices and procedures concerning human resource-related matters • Administers stock incentive and stock purchase plans, including determining grants of equity awards under the plans	7

10	The Home Depot 2015 Proxy Statement

BOARD OF DIRECTORS INFORMATION

Name of Committee and Current Members	Committee Functions	Number of Meetings

•   Undertakes annual review and risk assessment of compensation policies and practices

•   Oversees senior management succession planning policies and procedures

•   Monitors the independence of its compensation consultant

Finance: Ari Bousbib, Chair J. Frank Brown Helena B. Foulkes Wayne M. Hewett Mark Vadon	• Oversees the management of the Company’s capital structure, financial resources and related financial risks • Reviews and recommends policies, practices and strategies concerning financial matters, including the Company’s management of financial risk, capital structure, investments, utilization of derivatives and accelerated share repurchase agreements, credit programs, credit ratings, and insurance • Oversees the Company’s annual capital plan, significant capital investments and strategies with respect to mergers and acquisitions activity	6

Subject to the election of the ten director nominees discussed below under “Election of Directors,” the members of our standing committees following the Meeting are expected to be as follows:

AUDIT	NOMINATING AND CORPORATE GOVERNANCE	LEADERSHIP DEVELOPMENT AND COMPENSATION	FINANCE
J. Frank Brown, Chair	Armando Codina, Chair	Albert P. Carey, Chair	Ari Bousbib, Chair
Ari Bousbib	Albert P. Carey	Armando Codina	J. Frank Brown
Wayne M. Hewett	Helena B. Foulkes	Helena B. Foulkes	Karen L. Katen
Mark Vadon	Karen L. Katen	Wayne M. Hewett	Mark Vadon

The Home Depot 2015 Proxy Statement	11

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

The Nominating and Corporate Governance Committee, when considering the composition of our Board, focuses on ensuring a mix of directors that collectively possess the breadth of expertise and experience appropriate for a retailer of our size and geographic scope. The Company is the world’s largest home improvement specialty retailer, with more than 2,260 retail stores in the United States, Canada and Mexico, and our business involves all facets of retail, including finance, marketing, information technology, e-commerce, supply chain, real estate and strategic management. The Nominating and Corporate Governance Committee evaluates each director candidate on the basis of the length and quality of the candidate’s business experience, the applicability of the candidate’s skills and expertise to the Company and its business, the perspectives that the candidate would bring to the entire Board, and the personality or “fit” of the candidate with existing members of the Board and management.

The Nominating and Corporate Governance Committee seeks directors who can:

•	Demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision;

•	Be prepared to represent the best interests of all Company shareholders, and not just one particular constituency;

•	Demonstrate a record of professional accomplishment in his or her chosen field; and

•	Be prepared and able to participate fully in Board activities, including membership on at least two committees.

The Nominating and Corporate Governance Committee recognizes the importance of selecting directors from various backgrounds and professions in order to ensure that the Board as a whole has a wealth of experiences and perspectives to inform its decisions. Consistent with this philosophy, in addition to focusing on the skills and experience necessary to meet the core needs of the Company, as well as the basic qualifications set forth above, the Nominating and Corporate Governance Committee considers the ability of the candidate to contribute to the Board’s viewpoint, ethnic, gender, and racial diversity. To accomplish this, the Nominating and Corporate Governance Committee is committed to including in each search candidates who reflect diverse backgrounds, including diversity of race and gender. The Nominating and Corporate Governance Committee assesses the composition, including the diversity, of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.

After evaluating the performance and experience of each of the current directors and the composition of the full Board, the Nominating and Corporate Governance Committee has recommended the election of all ten of the eligible incumbent Board members. As previously noted, Mr. Ackerman reached age 72 in 2014. In accordance with our Corporate Governance Guidelines, he is not standing for re-election and is retiring from service on the Board at the Meeting. Each of the ten individuals nominated for election to the Board would hold office until the 2016 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board in accordance with our By-Laws.

The ten nominees for election to the Board are set forth below.

12	The Home Depot 2015 Proxy Statement

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

ARI BOUSBIB, 54, Director since 2007

Mr. Bousbib plays a key role in the Board’s oversight of the Company’s supply chain, information technology, international and finance matters, as well as providing insight into the development of corporate strategy. Since 2010, Mr. Bousbib has served as Chairman and Chief Executive Officer of IMS Health Incorporated (“IMS Health”), an information services company, and has served as Chairman, Chief Executive Officer and President of IMS Health Holdings, Inc., the parent holding company of IMS Health, since its initial public offering in April 2014. Prior to IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a diversified company, where he most recently served as Executive Vice President of UTC and President of UTC’s Commercial Companies, responsible for the strategic direction and operational performance of subsidiaries Otis Elevator Company, Carrier Corporation and UTC Fire & Security. From 2002 to 2008, he served as President of Otis Elevator Company, and from 2000 to 2002 he served as its Chief Operating Officer. From 1997 to 2000, Mr. Bousbib was Vice President, Corporate Strategy and Development of UTC. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm. In serving on our Board, Mr. Bousbib draws from his experience with managing large, sophisticated businesses, including oversight of extensive global operations, as well as strategic, finance, supply chain and information technology matters.

Other U.S. Public Company Board Memberships in Past Five Years IMS Health Holdings, Inc. (2014 to present)

GREGORY D. BRENNEMAN, 53, Director since 2000

A successful business leader who has been involved in several well-known corporate spin-off and turnaround-driven transformations, Mr. Brenneman brings to our Board an extensive background in general management of large organizations and expertise in accounting and corporate finance, retail, supply chain, marketing and international matters. Since 2008, Mr. Brenneman has served as Chairman of CCMP Capital Advisors, LLC, a private equity firm with over $12 billion under management, and he was named its President and Chief Executive Officer in February 2015. He is also Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. In prior management roles, Mr. Brenneman served as Executive Chairman of Quiznos, a national quick-service restaurant chain, from 2008 to 2010, and as its President and Chief Executive Officer from 2007 to 2008. Prior to joining Quiznos, Mr. Brenneman led restructuring and turnaround efforts at Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability and financial returns.

Other U.S. Public Company Board Memberships in Past Five Years

Automatic Data Processing, Inc. (2001 to 2014)

Francesca’s Holdings Corporation (2010 to present)

Baker Hughes Incorporated (2014 to present)

The Home Depot 2015 Proxy Statement	13

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

J. FRANK BROWN, 58, Director since 2011

Mr. Brown is a seasoned international business and academic leader whose strong technical expertise in financial and accounting matters qualifies him as an “audit committee financial expert” under SEC guidelines, as described in the “Audit Committee Report” on page 19 of this Proxy Statement, and he serves in such capacity on our Audit Committee. Mr. Brown serves as Managing Director and Chief Operating Officer of General Atlantic LLC, a global growth equity firm, which he joined in 2011. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services and Corporate Development practices, and most recently the leader of the $3.5 billion Advisory Services operating unit of PwC. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a trustee of The Asia Society and a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.

Other U.S. Public Company Board Memberships in Past Five Years None.

ALBERT P. CAREY, 63, Director since 2008

Having served in a number of senior executive positions at PepsiCo, Inc., a consumer products company, Mr. Carey enhances our Board’s experience in and oversight of retail, supply chain and marketing matters, as well as contributing to the general management and strategic business development skills of our Board. In 2011, Mr. Carey was named Chief Executive Officer of PepsiCo Americas Beverages, assuming responsibilities for all aspects of PepsiCo’s beverages business in the Americas. From 2006 to 2011, he served as President and Chief Executive Officer of Frito-Lay North America, a snack food company and the largest North American business division of PepsiCo. He also served as President of PepsiCo Sales, the sales division of PepsiCo, from 2003 to 2006, in charge of PepsiCo’s sales and customer management for its retail, food service and fountain businesses. Other positions that Mr. Carey has held at PepsiCo include Chief Operating Officer of PepsiCo Beverages & Foods North America, Senior Vice President of Sales for Pepsi-Cola North America and Chief Operating Officer of Frito-Lay North America. Prior to his career at PepsiCo, Mr. Carey spent seven years at Procter & Gamble.

Other U.S. Public Company Board Memberships in Past Five Years None.

14	The Home Depot 2015 Proxy Statement

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

ARMANDO CODINA, 68, Director since 2007

Mr. Codina’s extensive expertise in commercial real estate development and management provides our Board with significant insight into and understanding of the real estate issues faced by a large retail organization. Mr. Codina founded Codina Group, a South Florida-based commercial real estate firm, in 1980. As Codina Group’s Chairman and Chief Executive Officer, he led the company through significant growth for 26 years and successfully merged it with Florida East Coast Industries in 2006 to become Florida East Coast Industries’ full-service real estate business, Flagler Development Group. In 2006, Mr. Codina was appointed Chairman, Chief Executive Officer and President of Flagler Development Group, where he served until September 2008. He continued to serve as non-executive Chairman of Flagler until December 2010. Mr. Codina is currently the Chairman of Codina Partners, LLC, a real estate investment and development company that he formed in 2009, and he also served as its Chief Executive Officer until December 2013. Prior to founding Codina Group, Mr. Codina served as President of Professional Automated Services, Inc., a pioneer in the development of comprehensive medical management systems that provided data processing services to physicians. Mr. Codina’s deep roots in Florida have afforded the Board a unique insight into this market. In addition, Mr. Codina’s prior and current service on a number of public company boards of directors provides significant and valuable perspective into corporate management and board dynamics.

Other U.S. Public Company Board Memberships in Past Five Years AMR Corporation (1995-2013)

HELENA B. FOULKES, 50, Director since 2013

Having served in a number of executive marketing, operations and strategic planning roles for CVS Health Corporation (“CVS”), an integrated pharmacy health care provider and retailer, Ms. Foulkes has significant experience in innovative marketing strategies, retail operations and merchandising, as well as insight into health care and associate wellness-related issues. She is currently Executive Vice President of CVS and President of CVS/pharmacy, a position she has held since January 2014. Previously, she was Executive Vice President and Chief Health Care Strategy and Marketing Officer from 2011 to 2013, Executive Vice President and Chief Marketing Officer from 2009 to 2011, Senior Vice President of Health Services of CVS/pharmacy from 2007 to 2009, Senior Vice President, Marketing and Operations Services during a portion of 2007, and Senior Vice President, Advertising and Marketing from 2002 to 2007. In her 20-plus years with the CVS, Ms. Foulkes also has held positions in Marketing and Operations Services, Strategic Planning, Visual Merchandising and Category Management.

Other U.S. Public Company Board Memberships in Past Five Years None.

The Home Depot 2015 Proxy Statement	15

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

WAYNE M. HEWETT, 50, Director since 2014

Mr. Hewett has significant experience executing company-wide initiatives across large organizations, developing proprietary products, optimizing a supply chain, and using emerging technologies to provide new products and services to customers. His experience and skills enhance our Board’s ability to provide thoughtful oversight as we continue to implement our four key initiatives of customer service, product authority, disciplined capital allocation and interconnected retail. Mr. Hewett is currently President of Platform Specialty Products Corporation, a global producer of high technology specialty chemical products and provider of technical services, a position he has held since February 2015. From January 2010 to February 2015, he served as President and Chief Executive Officer and as a member of the board of directors of Arysta LifeScience Corporation, one of the world’s largest privately held crop protection and life science companies, which was acquired by Platform Specialty Products in February 2015. Prior to joining Arysta LifeScience as its Chief Operating Officer and a director in October 2009, Mr. Hewett served as a senior consultant to GenNx360, a private equity firm focused on sponsoring buyouts of middle market companies, from January to August 2009. Mr. Hewett’s career has also included over twenty years with GE. From October 2007 to December 2008, he served as GE’s Vice President, Supply Chain and Operations. He also served as President and Chief Executive Officer of GE Advanced Materials, a global leader in providing a range of high-technology materials solutions, from 2005 until December 2006, when the company was sold to Apollo Management and renamed Momentive Performance Materials, Inc. Mr. Hewett remained with Momentive and served as its President and Chief Executive Officer from December 2006 to June 2007. His other roles at GE included President of GE Plastics Pacific and membership on GE’s Corporate Executive Council. Drawing from his various roles, Mr. Hewett brings to our Board extensive experience in general management, finance, supply chain, operational and international matters.

Other U.S. Public Company Board Memberships in Past Five Years Ingredion Incorporated (2010 to present)

KAREN L. KATEN, 65, Director since 2007

Ms. Katen enhances our Board’s understanding of international, supply chain and marketing matters, with her expertise in those areas gained through her career at Pfizer Inc., a global pharmaceutical company. Ms. Katen began her career at Pfizer in 1974 and held a series of management positions with increasing responsibility, including President of Pfizer Global Pharmaceuticals and Executive Vice President of Pfizer Inc. from 2001 to 2005 and President of Pfizer Human Health from 2005 to 2007. She retired in 2007 as Vice Chairman of Pfizer Inc. She also served as Chairman of the Pfizer Foundation, a charitable foundation affiliated with Pfizer. Currently, Ms. Katen serves as Senior Advisor of Essex Woodlands Health Ventures, a healthcare venture capital firm which she joined in 2007. Ms. Katen is also a director of Air Liquide, an international leader in gases for industry, health and the environment. Ms. Katen has served with several healthcare-related organizations, including as a member of the Global Advisory Board of Takeda Pharmaceutical Company Limited, Treasurer of PhRMA, an industry association representing research-based pharmaceutical companies in the U.S., a board member of the National Alliance for Hispanic Health, a member of the Healthcare Leadership Council, and a member of the RAND Corporation’s Health Board of Advisors. She is also on the Board of Trustees of the University of Chicago and is a council member of the Booth Graduate School of Business at the University of Chicago. Ms. Katen has also served on a variety of international policy bodies, including as Chairman of the U.S.-Japan Business Council.

Other U.S. Public Company Board Memberships in Past Five Years Catamaran Corporation (2012 to present) Harris Corporation (1994 to present) IMS Health Holdings, Inc. (2015 to present)

16	The Home Depot 2015 Proxy Statement

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

CRAIG A. MENEAR, 57, Director since 2014

As our Chief Executive Officer and President since November 2014 and our Chairman since February 2015, Mr. Menear brings to our Board extensive retail experience and knowledge of our business, including leadership experience in retail operations, merchandising, supply chain and vendor management. He previously served as our President, U.S. Retail from February 2014 to October 2014. In that role Mr. Menear was responsible for oversight of store operations and all merchandising departments, services and strategy; the Company’s supply chain network and global sourcing and vendor management programs; and the Company’s marketing and online business activities. Mr. Menear has more than three decades of experience in the retail and hardware home improvement industry. From 2007 to February 2014, Mr. Menear served as our Executive Vice President – Merchandising, where he led our merchandising and supply chain transformations. From 2003 to 2007, he served as Senior Vice President – Merchandising, and from 1997 to 2003, he held several positions of increasing responsibility in the Company’s Merchandising department, including Merchandising Vice President of Hardware, Merchandising Vice President of the Southwest Division and Divisional Merchandise Manager of the Southwest Division. Prior to joining the Company in 1997, Mr. Menear held various merchandising positions within the retail industry with companies such as IKEA, Builders Emporium, Grace Home Centers and Montgomery Ward, as well as operating an independent retail business.

Other U.S. Public Company Board Memberships in Past Five Years None.

MARK VADON, 45, Director since 2012

Mr. Vadon is one of the country’s leading internet retailing entrepreneurs, having co-founded two highly successful online specialty retail businesses. He brings to our Board in-depth experience in developing online businesses, effectively managing the use of technology, developing mobile applications and the associated user interfaces, as well as critical business analytic acumen. His expertise is an invaluable resource for the Company as we continue to implement our interconnected retail strategy. In 2009, Mr. Vadon co-founded zulily, Inc., a daily deals site for moms, babies and kids, and currently serves as the Chairman of its board of directors. In 1999, Mr. Vadon founded Blue Nile, Inc., the leading online retailer of diamonds and fine jewelry, and served as the Chairman of its board of directors from its inception through 2013. During Blue Nile’s history, Mr. Vadon has also served as its Executive Chairman (from 2008 to 2011), Chief Executive Officer (from 1999 to 2008) and President (from 1999 to 2007). Prior to founding Blue Nile, Mr. Vadon was a consultant for Bain & Company, a management consulting firm, which he joined in 1992.

Other U.S. Public Company Board Memberships in Past Five Years zulily, Inc. (2013 to present) Blue Nile, Inc. (1999-2013)

WE RECOMMEND THAT YOU VOTE “FOR” THE ELECTION OF EACH

NOMINEE TO THE BOARD OF DIRECTORS.

The Home Depot 2015 Proxy Statement	17

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

(ITEM 2 ON THE PROXY CARD)

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit Committee has appointed KPMG LLP to serve as the Company’s independent registered public accounting firm for Fiscal 2015. KPMG (or its predecessor firms) has served in that capacity for the Company since 1979. The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules.

The Audit Committee and the Board believe that the continued retention of KPMG as the Company’s independent auditor is in the best interests of the Company and its shareholders. Although we are not required to submit this matter to shareholders, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of KPMG. If shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

One or more representatives of KPMG will be present at the Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.

WE RECOMMEND THAT YOU

VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS THE COMPANY’S

FISCAL 2015 INDEPENDENT

REGISTERED PUBLIC

ACCOUNTING FIRM.

18	The Home Depot 2015 Proxy Statement

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent under SEC rules, the NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and attached as Appendix A to this Proxy Statement. The Board has determined that Mr. Brown is an “audit committee financial expert” as such term is defined in SEC rules.

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s website at http://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print upon request.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with the Company’s management and discussed with KPMG LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

•	Received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence, discussed with KPMG its independence, and concluded that KPMG is independent from the Company and its management;

•	After review and discussions with management and KPMG, recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10-K for Fiscal 2014 for filing with the SEC; and

•	Reviewed and discussed the fees billed to the Company by KPMG for audit, audit-related, tax and all other services provided during Fiscal 2014, which are set forth below under “Independent Registered Public Accounting Firm’s Fees” and determined that the provision of non-audit services is compatible with KPMG’s independence.

This report has been furnished by the current members of the Audit Committee:

•	F. Duane Ackerman, Chair

•	Ari Bousbib

•	J. Frank Brown

•	Karen L. Katen

•	Mark Vadon

The Home Depot 2015 Proxy Statement	19

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

AUDIT AND OTHER FEES

The following table presents fees for services rendered by KPMG during Fiscal 2014 and the fiscal year ended February 2, 2014 (“Fiscal 2013”) (amounts in thousands):

	Fiscal 2014	Fiscal 2013
Audit Fees	$4,850	$5,115
Audit-Related Fees	317	185
Tax Fees	360	653
All Other Fees	—	230
Total Fees	$5,527	$6,183

Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, the annual audit of the Company’s internal control over financial reporting, the quarterly reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q, services related to other regulatory filings made with the SEC, comfort letters and statutory audits of certain subsidiaries.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements but are not reported in the prior paragraph. These fees are related to employee benefit plan audits.

Tax fees for Fiscal 2014 consist of fees of $285,000 for tax compliance and preparation services and fees of $75,000 for tax planning, advisory and consulting services. Tax fees for Fiscal 2013 consist of fees of $271,000 for tax compliance and preparation services and fees of $382,000 for tax planning, advisory and consulting services.

All other fees for Fiscal 2013 consist of financial due diligence services related to acquisition targets.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or by the Chair of the Audit Committee. When services are pre-approved by the Chair, notice of such approvals is given simultaneously to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

20	The Home Depot 2015 Proxy Statement

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION –

“SAY-ON-PAY”

(ITEM 3 ON THE PROXY CARD)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company provides its shareholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our named executive officers. The Company recommends that you vote for the approval of the compensation of our named executive officers as described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders.

As described in our “Fiscal 2014 Executive Compensation Report Card” and the Compensation Discussion and Analysis beginning on page 26, the Company’s compensation philosophy is to align executive pay with Company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.

Our executive compensation program links pay to performance as follows:

•	Approximately 90% of the Fiscal 2014 target compensation for each of our current and former CEO and approximately 82% of the Fiscal 2014 target compensation for our other named executive officers was variable and paid based upon attainment of our pre-determined corporate performance objectives or the performance of our common stock.

•	For Fiscal 2014, approximately 70% of our current CEO’s compensation, approximately 74% of our former CEO’s compensation and approximately 61% of the compensation of our other named executive officers was equity-based and paid in a balanced mix of performance-based restricted stock, options and performance shares.

•	Our named executive officers do not receive tax reimbursements (also known as “gross-ups”), supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses and have limited perquisites.

•	We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including an annual review and risk assessment of all elements of compensation by the LDC Committee, a compensation recoupment policy, stock ownership guidelines, and an anti-hedging policy.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the LDC Committee or the Board. Because we value our shareholders’ views, however, the LDC Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 32 in the Compensation Discussion and Analysis, the LDC Committee considered the result of last year’s vote, in which over 98% of the shares voted were voted in support of the compensation of the Company’s named executive officers. Your advisory vote serves as an additional tool to guide the LDC Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders and is consistent with our commitment to high standards of corporate governance.

This vote is not intended to express a view on any specific element of compensation, but rather the overall named executive officer compensation program and philosophy as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth in the “Executive Compensation” section of this Proxy Statement. We encourage you to carefully review these disclosures and to indicate your support for our named executive officer compensation program.

WE RECOMMEND THAT YOU VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY

STATEMENT.

The Home Depot 2015 Proxy Statement	21

SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIRMAN OF THE BOARD

(ITEM 4 ON THE PROXY CARD)

Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, is the beneficial owner of at least 100 shares of the Company’s common stock and has notified the Company of his intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Proposal 4 – Independent Board Chairman

Resolved: Shareholders request that the Board of Directors adopt a policy that the Chairman of our Board of Directors shall be an independent director who is not a current or former employee of the company, and whose only nontrivial professional, familial or financial connection to the company or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair. The proponent of this proposal has been a continuous company shareholder since 1998.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is particularly important for Home Depot because our Lead Director, Gregory Brenneman, may not be the most qualified person to be Lead Director. Mr. Brenneman had the longest tenure on our board and long-tenure can negatively impact director independence, which is critical to the role of Lead Director. Plus Mr. Brenneman lead our executive pay committee when Francis Blake was given $17 million in 2013 Total Realized Pay.

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

Home Depot is the only company still with 2 directors who had director duties during the General Motors bankruptcy: Armando Codina and Karen Katen. Mr. Codina was also involved with the AMR Corporation bankruptcy and received the highest negative votes from Home Depot shareholders in 2014. Ms. Katen was potentially overextended with director duties at 4 public companies and was on our audit committee, the most demanding committee.

GMI Ratings, an independent investment research firm, said multiple related party transactions and other potential conflicts of interest involving the company’s board or senior managers should be reviewed in greater depth. There was not one independent director who had general expertise in risk management, based on GMI’s standards.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 4

22	The Home Depot 2015 Proxy Statement

RESPONSE TO PROPOSAL REGARDING INDEPENDENT CHAIRMAN OF THE BOARD

The Board recommends that you vote against this shareholder proposal. Shareholders of the Company rejected a similar proposal in 2006, 2007 and 2010. The Board believes that the stability and consistency in the leadership provided by one person serving as its Chairman and CEO, together with our independent Board committees, our independent Lead Director and our other robust governance practices, provide the most effective Board leadership structure for our Company. This structure provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.

In his position as Chairman, CEO and President, Mr. Menear serves as a conduit between the Board and the operating organization to promote communication and provide consistent leadership on the Company’s key strategic objectives. During Fiscal 2014, our former CEO, Frank Blake, served as executive Chairman for three months following Mr. Menear’s appointment as CEO. This interim arrangement supported a smooth leadership transition, and it allowed Mr. Blake to continue to focus on matters related to the Data Breach while Mr. Menear focused more of his time on our strategic priorities. The independent members of the Board determined that it was in the Company’s best interests to return to a leadership structure that includes a combined Chairman and CEO role following Mr. Blake’s retirement at the end of Fiscal 2014.

At the same time, the Company also recognizes the importance of providing additional, independent oversight of the Board. Accordingly, since 1998, the Company has had a Lead Director. Our Lead Director is an independent director elected by the independent members of the Board. Our Lead Director’s role and responsibilities are described in more detail in the “Board of Directors Information” section on page 4 of this Proxy Statement.

As provided in the Company’s Corporate Governance Guidelines, our directors also have full and direct access to management and information about the Company’s operations. Furthermore, the independent members of the Board, led by our Lead Director, regularly meet without management present to consider Company matters, including the performance of the CEO. The Company believes that the Board, which consists entirely of independent directors (other than Mr. Menear), is best situated to determine which director should serve as Chairman.

WE RECOMMEND THAT YOU

VOTE “AGAINST” THE ADOPTION OF

THIS SHAREHOLDER PROPOSAL.

The Home Depot 2015 Proxy Statement	23

SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

(ITEM 5 ON THE PROXY CARD)

Ms. Myra K. Young, located at 9295 Yorkship Court, Elk Grove, CA 95758, is the beneficial owner of 45 shares of the Company’s common stock and has notified the Company of her intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.

Proposal 5 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting and many companies have adopted the 10% threshold. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting.

This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

This proposal is more important to Home Depot shareholders due to the restrictions on Home Depot’s shareholder right to act by written consent. Shareholders acting by written consent could save Home Depot the cost of a meeting and still bring an important matter to the attention of management and shareholders.

Please vote to enhance shareholder value:

Special Shareowner Meetings – Proposal 5

24	The Home Depot 2015 Proxy Statement

RESPONSE TO PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

The Board recommends that you vote against this shareholder proposal. Currently, shareholders of 25% of our common stock have the right to call a special meeting, pursuant to a Company proposal adopted by our shareholders at our 2009 annual meeting. At our 2012 and 2014 annual meetings, our shareholders rejected a proposal for a 15% threshold, and the proponent is now seeking an even lower threshold, which would allow an even smaller minority of shareholders to call a special meeting. Our Board of Directors continues to believe that 25% is an appropriate threshold, particularly when viewed together with our robust corporate governance practices and the many shareholder protections that we have adopted.

As noted in our Corporate Governance Factsheet, located on our Investor Relations website (http://ir.homedepot.com, under “Corporate Governance > Corp. Governance Factsheet”), in addition to a shareholder right to call a special meeting, we have adopted extensive governance best practices, including majority voting for directors, annual director elections and a shareholder right to act by majority written consent. In 2013, 2014 and 2015, Institutional Shareholder Services (ISS) gave us its highest ranking of “1” under its QuickScore governance rating system, reflecting its conclusion that our corporate governance risk is low.

If adopted, this proposal would have the effect of allowing a relatively small minority of shareholders with narrow interests to call an unlimited number of special meetings to consider matters that may not be in the best interests of all of our shareholders. We believe that at least 25% of our shareholders should agree that a matter be addressed before a special meeting is called. Therefore, in the best interests of our shareholders and Company and in light of the many shareholder protections we already have in place, we recommend that you vote against this shareholder proposal.

WE RECOMMEND THAT YOU

VOTE “AGAINST” THE ADOPTION OF

THIS SHAREHOLDER PROPOSAL.

The Home Depot 2015 Proxy Statement	25

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

FISCAL 2014 EXECUTIVE COMPENSATION REPORT CARD: THE HOME DEPOT PAYS FOR PERFORMANCE

Our executive compensation program aligns pay with performance. Approximately 90% of the Fiscal 2014 target compensation for each of our current and former CEOs (approximately 82% on average for our other named executive officers, or “NEOs,”) was tied to the achievement of corporate performance objectives and share price performance. All components of the program other than base salary were at risk and contingent upon the achievement of performance goals or the performance of our stock.

Fiscal 2014 Performance Measures				Fiscal 2014 Company Performance	Fiscal 2014 Executive Compensation Results
Management Incentive Plan (“MIP”): • Sales, operating profit and inventory turns – operating profit threshold level must be met for any MIP payout to occur ($ billions):

Exceeded target levels for each of sales and operating profit goals and achieved performance slightly below target for the inventory turns goal:

•  Sales of $83.18 billion

•  Operating profit of $10.47 billion

•  Inventory turns of 4.63 times

Target Payout Levels:

•  MIP payout levels are determined as a percentage of base salary, based on position, and are prorated for the periods in which a promoted executive served in each position

Actual MIP Payout:

	Threshold	Target	Maximum
Sales (40%)	$78.49	$82.62	$99.15		NEO	Performance as a % of Target	MIP Amount
Operating Profit (40%)	$9.19	$10.22	$12.26
Inventory Turns (20%)	4.28	4.76	5.71		C. Menear	104.0%	$2,136,504
					F. Blake	101.5%	$1,523,101
					C. Tomé	101.5%	$1,300,982
					M. Holifield	104.8%	$759,652
					M. Carey	101.5%	$705,703
					T. Crow	101.5%	$599,086
					M. Ellison	—	—
Performance-Based Restricted Stock: • Operating profit – restricted stock forfeited if Fiscal 2014 operating profit is not at least 90% of MIP target (at least $9.19 billion)				Operating profit of $10.47 billion exceeded the 90% threshold	Shares of restricted stock were not forfeited, and will vest 50% after 30 months and 50% after 60 months from grant date
Fiscal 2014-2016 Performance Share Award: • Three-year average return on invested capital (“ROIC”) and operating profit ($ billions):				As of the end of Fiscal 2014: • ROIC of 24.9% • Operating profit of $10.47 billion	Shares are received following the end of the three-year performance period, if and to the extent the performance measures are met
	Threshold	Target	Maximum
Three-Year Average ROIC (50%)	21.5%	26.9%	32.2%
Three-Year Average Operating Profit (50%)	$8.82	$11.03	$13.24
Payout as a Percent of Target	25%	100%	200%
Stock Options: • Stock price performance: • Annual grant with exercise price of $78.87 on March 26, 2014 • Promotional grant to Mr. Menear with an exercise price of $97.57 on November 20, 2014				• 39% increase in stock price in Fiscal 2014 • One-year Total Shareholder Return (“TSR”) of 38.8% compared to the one- year TSR for the S&P 500® Index of 14.2%

•  At the end of Fiscal 2014, options from the annual grant on March 26, 2014 were in-the-money by $25.55 per share, and the promotional grant to Mr. Menear on
November 20, 2014 was in-the-money by $6.85 per share

•  Options vest 25% on the second, third, fourth and fifth anniversaries of the grant date

26	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

Fiscal 2014 Company Business Objectives and Performance

As discussed below, we experienced a number of changes in our executive team in Fiscal 2014. Our strategic framework, however, remained largely the same, with a focus on four core principles aimed at driving shareholder return and a sustainable competitive advantage:

•	Customer service;

•	Product authority for home improvement;

•	Disciplined capital allocation driving productivity and efficiency; and

•	Interconnected retail delivering an enhanced omnichannel retail experience for our customers.

By executing against the strategic initiatives that support these principles, our business again performed well. Highlights of the Company’s Fiscal 2014 performance include the following:

•	Increased net sales by 5.5% to $83.2 billion;

•	Increased operating income by 14.2% to $10.5 billion;

•	Increased diluted earnings per share by 25.3% to $4.71;

•	Generated $8.2 billion in operating cash flow; and

•	Increased return on invested capital (“ROIC”) from 20.9% to 24.9%.

As a result of our significant cash flow from operations and disciplined capital allocation, we were also able to return value to our shareholders during Fiscal 2014 through a 39% increase in our stock price, a 21% increase in our dividend for a total of $2.5 billion in dividends, and $7.0 billion in share repurchases.

Fiscal 2014 Management Transitions

Fiscal 2014 was a year of transition in executive leadership for the Company. In February 2014, Craig Menear, then our Executive Vice President – Merchandising, was promoted to President, U.S. Retail, marking the first step of a CEO succession process executed by our Board. In addition to his existing responsibilities for the Company’s merchandising services and strategy, supply chain network, global sourcing, vendor management, marketing, and online sales, Mr. Menear assumed responsibility for all U.S. store operations. Following this change, Marvin Ellison, our Executive Vice President – U.S. Stores, reported to Mr. Menear. At the same time, Mark Holifield was promoted from Senior Vice President – Supply Chain to Executive Vice President – Supply Chain and Product Development, with expanded responsibility for sourcing and proprietary brands, and continued to report to Mr. Menear.

Subsequently, in July 2014, Ted Decker, formerly Senior Vice President – U.S. Retail Finance, was appointed as the Company’s new Executive Vice President – Merchandising, with responsibility for all aspects of merchandising strategy and operations and reporting to Mr. Menear.

In August 2014, the Company announced that after over seven years as our Chairman and CEO, Frank Blake had decided to step down from the CEO position, effective November 1, 2014. The Company announced the appointment of Mr. Menear to our Board effective immediately and his appointment as the Company’s CEO and President, effective November 1, 2014. After stepping down as CEO on November 1, 2014, Mr. Blake became the executive Chairman of the Board. As executive Chairman, Mr. Blake supported the leadership transition process and, as discussed above under “Board of Directors Information—Risk Oversight,” continued to focus on matters related to the Data Breach discovered in September 2014. Mr. Blake retired from the Board at the end of Fiscal 2014 on February 1, 2015, and the Board appointed Mr. Menear as Chairman, in addition to his position as CEO and President, effective February 2, 2015.

In October 2014, Mr. Ellison left the Company to assume a leadership position at another retailer, and the Board appointed Marc Powers, formerly Senior Vice President – Operations, as the new Executive Vice President – U.S. Stores, with responsibility for the Company’s three U.S. operating divisions, as well as the Company’s Pro, Tool Rental and Installation businesses, and reporting to Mr. Menear.

CEO and Executive Chairman Pay Highlights

In connection with our CEO succession process, the independent members of our Board, upon the recommendation of our LDC Committee, set the compensation for Mr. Menear as our new CEO and President and for Mr. Blake in his role as executive Chairman.

The Home Depot 2015 Proxy Statement	27

EXECUTIVE COMPENSATION

Mr. Menear. With respect to Mr. Menear, the independent directors and the LDC Committee, with support from the LDC Committee’s independent compensation consultant, considered the compensation of CEOs at peer companies, as discussed below under “Compensation Determination Process—Benchmarking,” as well as compensation paid in connection with CEO transitions at Fortune 100 and S&P 100 companies in the past three years. They also considered the Company’s existing pay structure for executive officers, noting that the Board had been conservative in setting executive compensation and that Mr. Blake had declined to accept any salary increases since 2010. As a result, the Company faced significant salary compression at the NEO level, and Mr. Blake’ salary as CEO was at the 8th percentile of the Fortune 50 and at the 33rd percentile of retail peers, despite Company revenues at the 30th and 87th percentile, respectively.

In light of these considerations, and taking into account Mr. Menear’s performance in 2014 in his role as President, U.S. Retail, the independent directors determined to set Mr. Menear’s annual base salary at $1.3 million and to increase his Management Incentive Plan, or “MIP,” target to 200% of base salary, the Company’s standard MIP target for its CEO, effective with Mr. Menear’s promotion on November 1, 2014. Mr. Menear’s new annual base salary ranked at approximately the 25th percentile of the Fortune 50 and slightly below the 75th percentile of retail peers. The independent directors also granted him a promotional award of stock options with a grant date fair value of $3.5 million that vest over a five year period. The independent directors selected stock options as the sole equity vehicle for the promotional grant to directly align Mr. Menear’s interests with that of our shareholders, as the intrinsic value of the options will depend upon the increase in value of our stock following Mr. Menear’s promotion to CEO.

Mr. Blake.    In determining the compensation for Mr. Blake in his role as executive Chairman, the independent directors considered his performance and tenure as CEO; the demands of the leadership transition process; and the expectation that his new role would continue to be a full-time, executive level position with a shift in focus to Board and investor matters as well as matters related to the Data Breach. The independent directors also considered the compensation paid by similarly situated companies in the Fortune 100 and S&P 100 that had recently experienced a transition of a CEO to an executive chair role, along with Mr. Blake’s request that his annual base salary be lowered in his new role. Based on these considerations, the independent directors reduced Mr. Blake’s annual base salary to $750,000, effective November 1, 2014, but maintained his fiscal 2014 MIP target at 200% of base salary, reflecting his active role and contributions throughout Fiscal 2014.

Named Executive Officers

Our named executive officers for Fiscal 2014 were:

•	Craig A. Menear, Chairman, CEO and President;

•	Francis S. Blake, former executive Chairman and CEO;

•	Carol B. Tomé, Chief Financial Officer (“CFO”) and Executive Vice President – Corporate Services;

•	Mark Q. Holifield, Executive Vice President – Supply Chain and Product Development;

•	Matthew A. Carey, Executive Vice President and Chief Information Officer;

•	Timothy M. Crow, Executive Vice President – Human Resources; and

•	Marvin R. Ellison, former Executive Vice President – U.S. Stores, who served in the role until his resignation on October 31, 2014.

As of the end of Fiscal 2014, all of the then active Executive Vice Presidents listed above reported directly to the CEO.

Compensation Philosophy and Objectives: Pay for Performance

We designed our compensation program for associates at all levels with the intent to align pay with performance. By doing so, we seek to motivate associate performance and enhance morale, which drives superior customer service. We believe this alignment encourages achievement of our strategic goals and creation of long-term shareholder value.

The principal elements of our compensation program for executive officers are base salary, annual incentives and long-term incentives. The amount of incentive compensation paid, if any, is determined by our performance against our Fiscal 2014 business plan, a plan intended to be challenging in light of

28	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

prevailing economic conditions, yet attainable through disciplined execution of our strategic initiatives.

The following features of our compensation program for executive officers illustrate our performance-based compensation philosophy:

•	100% of annual incentive compensation under our Fiscal 2014 MIP was tied to performance against pre-established, specific, measurable financial performance goals;

•	One-third of the annual Fiscal 2014 equity grant was in the form of a three-year performance share award with payout contingent on achieving pre-established average ROIC and operating profit targets over the three-year performance period;

•	Our performance-based restricted stock awards, which also comprised one-third of the annual Fiscal 2014 equity grant, were forfeitable if Fiscal 2014 operating profit had been less than 90% of the MIP target. Dividends on performance-based restricted stock grants are accrued and not paid out to executive officers unless and until the performance goal is met;

•	Our equity awards have longer vesting periods than many of our peers, with the performance-based restricted stock and stock options vesting over five years and the performance shares cliff vesting after three years (subject to achievement of performance goals), which better aligns executive officers’ interests with the interests of our shareholders in the long-term performance of the Company;

•	Approximately 90% of each of our current and former CEOs’ total target compensation was tied to the achievement of corporate performance objectives and share price performance;

•	We do not provide tax reimbursements, also known as “gross-ups,” to executive officers; we have limited perquisites; and we do not have any supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses; and

•	We prohibit all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of ownership of Company stock.

Non-management associates participate in our Success Sharing bonus program, which provides semi-annual cash awards for performance against our business plan, including sales plan and productivity goals. In addition, these associates are eligible to earn awards for superior performance and customer service at the individual, store and district levels.

Impact of Fiscal 2014 Business Results on Executive Compensation

The compensation earned by our named executive officers in Fiscal 2014 reflects our corporate performance for the fiscal year, as well as the management transition that occurred in Fiscal 2014:

•	The LDC Committee approved salary increases for the named executive officers based on its assessment of individual performance, the expanded roles and responsibilities of promoted executives, and other factors, as discussed in more detail below;

•	Reflecting our execution against our business plan and strategic initiatives, our MIP paid out in excess of the target performance level;

•	The performance condition on the performance-based restricted stock granted in Fiscal 2014 was satisfied, although the shares still remain subject to service-based vesting requirements; and

•	The named executive officers (other than Mr. Ellison1) earned approximately 154.5% of their 2012-2014 performance share award because we achieved average ROIC and operating profit over the three-year performance period of 15.8% and $9.18 billion, respectively, reflecting performance in excess of the target level for each metric.

Fiscal 2014 Non-Management Compensation

Compensation of our non-management associates in Fiscal 2014 aligned with our philosophy of taking care of our store associates and motivating superior customer service. Due to the outstanding performance of our non-management associates in Fiscal 2014, we made substantial payouts under our Success Sharing program, with approximately 97% and 100% of stores qualifying for Success Sharing in the first and second halves of Fiscal 2014, respectively. This resulted in total Success Sharing bonus payments

1 Mr. Ellison forfeited his 2014 MIP award and all unvested equity, including the 2012-2014 performance shares, upon his resignation on October 31, 2014.

The Home Depot 2015 Proxy Statement	29

EXECUTIVE COMPENSATION

to our non-management associates of approximately $198 million for Fiscal 2014 performance. We also provided a 2.5% merit increase budget for our associates in Fiscal 2014, and we continued to make matching contributions under the FutureBuilder 401(k) Plan. We also provided a variety of recognition and teambuilding awards to recognize and reward top performing store associates and support store morale.

Opportunity for Shareholder Feedback

The LDC Committee carefully considers feedback from our shareholders regarding executive compensation matters. Shareholders are invited to express their views or concerns directly to the LDC Committee or the Board in the manner described above under “Communicating with the Board” on page 9 of this Proxy Statement.

COMPENSATION DETERMINATION PROCESS

Role of LDC Committee

The LDC Committee determined the compensation of our named executive officers other than the CEO and the executive Chairman. Although it may delegate its responsibilities to subcommittees, the LDC Committee did not delegate any of its authority with respect to the compensation of any executive officer for Fiscal 2014. The LDC Committee made recommendations regarding compensation for the CEO and the executive Chairman, but all decisions with respect to the compensation of the CEO and the executive Chairman were made by the independent members of the Board, consisting of all Board members other than Mr. Menear and Mr. Blake.

Role of Executive Officers in Compensation Decisions

The Executive Vice President – Human Resources (“EVP-HR”) made recommendations to the LDC Committee as to the amount and form of executive compensation for executive officers other than the CEO, the executive Chairman and himself. The CEO has input on the recommendations to the LDC Committee with respect to the compensation of all of our executive officers (other than himself and the executive Chairman). Recommendations as to the amount and form of compensation for the CEO and the executive Chairman were made by the LDC Committee with support from its independent compensation consultant. At the request of the LDC Committee, both the EVP-HR and the CEO regularly attend LDC Committee meetings, excluding executive sessions where their respective compensation and other matters are discussed.

Compensation Consultant

In November 2013, the LDC Committee engaged Pay Governance LLC as its independent compensation consultant for Fiscal 2014 to provide research, market data, survey information and design expertise in developing executive and director compensation programs. Pay Governance provides consulting services solely to compensation committees.

A representative of Pay Governance attended LDC Committee meetings in Fiscal 2014 and advised the LDC Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including the CEO and the executive Chairman. The compensation consultant reports directly to the LDC Committee, and the LDC Committee is free to replace the consultant or hire additional consultants or advisers at any time.

Pursuant to the independent compensation consultant policy adopted by the LDC Committee, its compensation consultant provides services solely to the LDC Committee and is prohibited from providing services or products of any kind to the Company. Further, affiliates of its compensation consultant may not receive payments from the Company that would exceed 2% of the consolidated gross revenues of the compensation consultant and its affiliates during any year. Pay Governance provided services solely to the LDC Committee in Fiscal 2014, and none of its affiliates provided any services to the Company. In addition, under the independent compensation consultant policy, the LDC Committee assessed Pay Governance’s independence and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules. Based on that assessment, including review of a letter from Pay Governance addressing each of those factors, the LDC Committee determined that Pay Governance was independent and that its work did not raise any conflicts of interest.

Benchmarking

We do not target any specific peer group percentile ranking for total compensation or for any particular

30	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

component of compensation for our named executive officers. The LDC Committee considers each executive’s compensation history and peer group market position as reference points in awarding annual compensation. For both our current and former CEO, the LDC Committee considered data provided by Pay Governance from two peer groups. The first consisted of the Fortune 50 companies, excluding certain financial services companies due to their unique compensation structure. This group reflects companies of similar size and complexity to us. The second group, listed below, consisted of retailers with revenues greater than $10 billion with whom we compete for executive talent. The retail peer group remained unchanged from Fiscal 2013, with the exception of the addition of CST Brands, Inc., Liberty Interactive Corporation, Murphy USA, Inc., and Sysco Corporation.

Retail Peer Group
AutoNation, Inc.	Office Depot, Inc.
Best Buy Co., Inc.	Penske Automotive Group, Inc.
CarMax Inc.	Rite Aid Corp.
Costco Wholesale Corporation	Safeway, Inc.
CST Brands, Inc.	Sears Holding Corporation
CVS Health Corporation	Staples, Inc.
Dollar General Corporation	SuperValu Inc.
Genuine Parts Company	Sysco Corporation
J. C. Penney Company, Inc.	Target Corporation
Kohl’s Corporation	The Gap, Inc.
L Brands, Inc.	The Kroger Co.
Liberty Interactive Corporation	The TJX Companies Inc.
Lowe’s Companies, Inc.	Walgreen Co.
Macy’s, Inc.	Wal-Mart Stores, Inc.
Murphy USA, Inc.	Whole Foods Market, Inc.
Nordstrom, Inc.

In reviewing the benchmarking data in February 2014 in connection with setting Mr. Blake’s Fiscal 2014 compensation as CEO, our LDC Committee and the independent directors also reviewed the percentile ranking of our revenues and Mr. Blake’s target total compensation compared to each of these peer groups, as reflected below:

Category	Percentile Rank
	Fortune 50	Retail Peers
Company Revenue(1)	30%	87%
CEO Target Total Compensation	16%	64%

(1)	Based on fiscal 2013 revenue as reported in SEC filings.

For Mr. Menear’s compensation as CEO, the LDC Committee and the independent directors similarly reviewed the target total compensation of the Fortune 50 and retail peer groups and the percentile ranking of each element of his compensation against the Fortune 50 peer group. They also reviewed the compensation paid to newly promoted or hired CEOs at Fortune 100 and S&P 100 companies in the past three years, as discussed above under “CEO and Executive Chairman Pay Highlights.” The broader group was considered to provide a more representative sample given the relative infrequency of CEO turnover. As noted above, this broader group was also used in assessing the compensation for Mr. Blake as executive Chairman, for the same reason.

For our other named executive officers, the LDC Committee considers data from the Hay Group’s Retail Industry Total Remuneration Survey, which provides information and comparisons on compensation for executive and industry specific positions at the corporate and division level of retail companies. This survey data helps the LDC Committee understand the competitive market for the industry in which the Company principally competes for retail-specific talent and for customers.

Mitigating Compensation Risk

In November 2013, the LDC Committee undertook its annual broad-based review and risk assessment of the Company’s compensation policies and practices for its associates for Fiscal 2014. Based on that assessment, the LDC Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, management and the LDC Committee evaluated each key element of our compensation plans and practices for our executive officers and associates against the following factors identified as part of our risk assessment process:

•	Performance/payment time horizons are appropriate and not overweight in short-term incentives;

•	The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate, and all incentives, other than equity incentives that are tied to growth in our share price, have payout caps;

2 The excluded companies were American International Group, Inc., Bank of America Corporation, Berkshire Hathaway Inc., Citigroup Inc., Fannie Mae, Freddie Mac, INTL FCStone Inc., JP Morgan Chase & Co., State Farm and Wells Fargo & Company.

The Home Depot 2015 Proxy Statement	31

EXECUTIVE COMPENSATION

•	Programs employ a reasonable mix of performance metrics and are not concentrated on a single metric. Although the operating profit metric is used in more than one incentive, it is a key corporate goal, and the risk of overweighting it is mitigated by using it across different time horizons;

•	Criteria for payments are closely aligned with our strategic goals and shareholder interests;

•	Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds;

•	Equity for senior officers is paid in a balanced mix of performance-based restricted stock, performance shares and stock options; other associates receive equity in the form of service-based restricted stock;

•	Bonus, incentive and equity awards to executive officers are subject to a recoupment policy, as described below on page 37, to discourage manipulation of incentive program elements; and

•	Stock ownership guidelines are in place to further align the interests of shareholders and executive officers, as described below on page 37.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At our annual meeting of shareholders on May 22, 2014, over 98% of the shares voted were voted in support of the compensation of the Company’s named executive officers. Since then, as part of our regular interaction with our institutional shareholders, we have continued to request input on our compensation practices. In considering the results of the 2014 advisory vote on executive compensation and feedback from these shareholders, the LDC Committee concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong shareholder support and therefore determined to maintain the current overall compensation structure for Fiscal 2015.

At our 2011 annual meeting, our shareholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board. Consistent with this preference, the Board implemented an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than the Company’s annual meeting of shareholders in 2017.

ELEMENTS OF OUR COMPENSATION PROGRAMS

The principal elements of our compensation programs are discussed below.

Base Salaries

We provide competitive base salaries that allow us to attract and retain a high-performing leadership team. Base salaries for our named executive officers are reviewed and generally adjusted annually based on a comprehensive management assessment process. In January 2014, based upon a review of competitive market data, the Company’s high level of performance in Fiscal 2013 despite challenging economic conditions, and assessments of the Company’s business plan and anticipated economic conditions in Fiscal 2014, the LDC Committee approved a Company-wide 2.5% merit increase budget.

In establishing the actual base salaries for the named executive officers for Fiscal 2014, the LDC Committee considered total compensation, scope of responsibilities, performance over the previous year, experience, internal pay equity, potential to assume additional responsibilities, and the competitive marketplace. As a result of this assessment, Ms. Tomé and Messrs. Carey, Crow and Ellison received annual salary increases in April 2014 of between 2.5% – 3.1%, as set forth in the table below.

Name	2014 Base Salary	2013 Base Salary	Percent Increase
Carol B. Tomé	$1,025,000	$1,000,000	2.5%
Matthew A. Carey	$ 695,000	$ 677,000	2.7%
Timothy M. Crow	$ 590,000	$ 574,000	2.8%
Marvin R. Ellison	$ 740,000	$ 718,000	3.1%

Mr. Blake again declined any increase in base salary for Fiscal 2014. His salary as CEO, therefore, remained unchanged since Fiscal 2010 at $1,066,000. As discussed above under “CEO and Executive Chairman Pay Highlights,” the independent directors set his annual base salary as executive Chairman at $750,000, effective November 1, 2014.

As noted above under “Fiscal 2014 Management Transitions,” in February 2014 Mr. Menear was promoted from Executive Vice President –

32	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

Merchandising to President, U.S. Retail, and assumed additional responsibility for all U.S. store operations. In connection with his promotion, the LDC Committee considered the expanded scope of his responsibilities, the base salary of executives with similar roles at peer companies, his performance in Fiscal 2013, and internal pay equity, and determined to increase his annual base salary to $900,000, from $771,500 in Fiscal 2013. Subsequently, upon his promotion to CEO and President effective November 1, 2014, the independent directors determined to increase his base salary to $1,300,000, as discussed above under “CEO and Executive Chairman Pay Highlights.”

Upon Mr. Holifield’s promotion in February 2014 from Senior Vice President – Supply Chain to Executive Vice President – Supply Chain and Product Development, with expanded responsibility for sourcing and proprietary brands, the LDC Committee similarly considered the expanded scope of his responsibilities, the base salary of executives with similar roles at peer companies, his performance in Fiscal 2013, and internal pay equity, and determined to increase his annual base salary to $740,000, from $701,000 in Fiscal 2013.

Annual Incentive

All named executive officers participate in the MIP, our cash-based annual incentive plan. The Fiscal 2014 MIP payout was contingent on the achievement of financial performance goals set by the LDC Committee at the beginning of the Fiscal 2014 performance period. The LDC Committee bases the payout on achievement of financial metrics to more directly align MIP goals with shareholder value creation and achievement of the Company’s business plan.

Performance Goals.    Set forth below are the MIP financial performance measures and the threshold, target and maximum Company achievement levels selected by the LDC Committee for Fiscal 2014 (dollars in billions):

Fiscal 2014 Performance Measures
Measure	Weighting	Threshold			Target	Maximum
		Goal	% of Target Goal	% of Target Payout	Goal	Goal	% of Target Goal	% of Target Payout
Sales	40%	$78.49	95%	10%	$82.62	$99.15	120%	200%
Operating Profit	40%	$ 9.19	90%	10%	$10.22	$12.26	120%	200%
Inventory Turns	20%	4.28	90%	10%	4.76	5.71	120%	200%

The operating profit threshold must be met for any MIP payout to occur. The relative weighting among the goals was determined by the LDC Committee with input from the CEO and the EVP-HR to reflect the Company’s priorities for Fiscal 2014. The LDC Committee aligned the weighting of the sales and operating profit goals to emphasize top line sales growth balanced with the Company’s continued focus on profitability as a means to drive bottom line results for shareholders. The pre-established definitions of sales and operating profit under the MIP provided for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more and, for operating profit, nonrecurring charges and write-offs exceeding $50 million in the aggregate for specified types of strategic restructuring transactions. The LDC Committee adopted these definitions for plan purposes because it believes these types of strategic decisions support the long-term best interests of the Company and should not adversely affect incentive opportunities. For Fiscal 2014, there were no adjustments to sales or operating profit under the MIP, including no adjustments relating to the Data Breach.

For achieving the target level of performance for the Fiscal 2014 MIP, executive officers receive 100% payout. The target performance level was consistent with our 2014 business plan and the forecast disclosed at the beginning of Fiscal 2014. For Fiscal 2014, the LDC Committee set the threshold performance levels at 95%, 90% and 90% of the performance targets for the sales, operating profit and inventory measures, respectively, with a threshold payout at 10% of target. The threshold performance level encourages incremental performance even when achievement of the target appears to be unlikely. At the same time, the relatively low level of payout incentivizes performance above the threshold level.

The LDC Committee also sets maximum performance levels to reward participants for above-target performance while at the same time capping payouts to avoid windfalls due to a better than expected external environment. For Fiscal 2014, the LDC Committee reduced the payout for maximum achievement for the sales and inventory turns measure to 200% of target payout (from 250% in the prior year), and set the maximum performance goal for those measures at 120% of the target performance goal

The Home Depot 2015 Proxy Statement	33

EXECUTIVE COMPENSATION

(from 130% in the prior year). The LDC Committee maintained the payout for maximum achievement for the operating profit measure at 200% of target payout and 120% of target performance. The LDC Committee changed the maximum payout for the sales and inventory turns goals because it believed that the 250% cap exceeded that of most of the Company’s peers and was no longer consistent with the market. The LDC Committee also believed that the 130% maximum performance level represented a goal for which achievement was unrealistic and which therefore was not effectively motivating performance. By setting the maximum payout and performance levels at 200% and 120%, respectively, the LDC Committee believed that achievement would require extraordinary performance, but at realistic levels that would still drive incremental execution of the Company’s goals.

The Company uses interpolation to determine the specific amount of the payout for each named executive officer with respect to the achievement of financial goals between the various levels. The LDC Committee does not have discretion to increase the MIP payout earned by a named executive officer, but it may decrease the payout even if the performance goals are achieved.

The annual target payout levels are determined as a percentage of base salary: 200% for the CEO and the executive Chairman; 150% for the President, U.S. Retail; 125% for the CFO; 100% for Executive Vice Presidents; and 75% for Senior Vice Presidents. The amount of Mr. Menear’s Fiscal 2014 annual incentive award was determined using the applicable target percentage for the portion of the year that he served in each of the three roles he held during the fiscal year. Similarly, the amount of Mr. Holifield’s Fiscal 2014 annual incentive award was determined using the applicable target percentage for the portion of the year that he served in each of the two roles he held during the fiscal year. For Messrs. Menear (for the period of time he served as CEO), Blake, Carey and Crow and Ms. Tomé, payouts for achievement of the performance goals were based on overall Company performance. For Messrs. Menear (for the portion of the year he served as President, U.S. Retail and Executive Vice President – Merchandising) and Holifield, payouts were based upon performance of the portion of the Company’s business for which they were accountable. The specific performance levels for the portions of the Company’s business for which Messrs. Menear (in his prior roles) and Holifield were responsible are not critical to an understanding of the Company’s compensation program, and we do not believe disclosure of this information would be meaningful to shareholders since it would not be apparent how this information correlates to our consolidated financial statements. Mr. Ellison forfeited his MIP payment when he resigned from the Company on October 31, 2014.

MIP Results.    For Fiscal 2014, for purposes of determining the achievement of MIP awards, sales were $83.18 billion, operating profit was $10.47 billion and inventory turns were 4.63 times, exceeding the target level for each of the sales and operating profit goals and reflecting performance slightly below target for the inventory turns goal.

Based on performance in Fiscal 2014 against the performance goals, the following were the target and actual MIP awards for Fiscal 2014 for each of the named executive officers:

Name	At Target Performance		At Actual Performance
	% of Base Salary	Dollar Amount	% of Base Salary	Dollar Amount
Craig A. Menear	158%(1)	$2,058,333	164.4%	$2,136,504
Francis S. Blake	200%	$1,500,000	203.1%	$1,523,101
Carol B. Tomé	125%	$1,281,250	126.9%	$1,300,982
Mark Q. Holifield	98%(1)	$ 724,583	102.7%	$ 759,652
Matthew A. Carey	100%	$ 695,000	101.5%	$ 705,703
Timothy M. Crow	100%	$ 590,000	101.5%	$ 599,086
Marvin R. Ellison	100%	$ 740,000	—	—(2)

(1)	Percent of base salary reflects a blended rate based on the portion of the year that the executive served in each of the roles held in Fiscal 2014.

(2)	Mr. Ellison forfeited his Fiscal 2014 MIP payment upon his resignation on October 31, 2014.

Long-Term Incentives

For Fiscal 2014, we awarded the named executive officers annual long-term incentives consisting of one-third each of performance shares, stock options and performance-based restricted stock. The LDC Committee believed that this balanced mix reflects a focus on pay for performance and alignment with longer-term shareholder interests. The LDC Committee also believed that this mix of equity components provided an appropriate balance of mid- and long-term performance measures and retention incentive, without promoting excessive risk-taking.

34	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

The total value of the annual equity awards granted in March 2014 was determined by the LDC Committee after considering the value of equity grants of officers with similar responsibilities at peer group companies described under “Benchmarking” in the “Compensation Determination Process” section above and individual performance relating to financial management, leadership, talent management and operational effectiveness, as well as retention risk. For Fiscal 2014, Mr. Blake again declined any increase in his total equity value for his annual award. For Fiscal 2014, the annual equity award for Mr. Blake as CEO at the target level was 668% of his base salary at the time the awards were granted. For the other named executive officers, the target equity value for the annual equity grant ranged from 270% to 383% of base salary.

Performance Shares.    The Fiscal 2014-2016 performance share award provides for the grant of shares of our common stock at the end of a three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2014-2016 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	21.5%	26.9%	32.2%
Three-Year Average Operating Profit	$8.82	$11.03	$13.24
Percent of Target Payout	25%	100%	200%

For results between these levels, the number of shares is determined by interpolation. There is no payout for results below the threshold level. Each performance measure is separately determined and equally weighted. The pre-established definition of operating profit is the same as the one used for the MIP. The pre-established definition of ROIC (a measure of after-tax operating income over the average of beginning and ending equity and long-term debt for the fiscal year) provides for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more. Dividend equivalents accrue on the performance share awards (as reinvested shares) and will be paid upon the payout of the award based on the actual number of shares earned.

In Fiscal 2013 and the fiscal year ended February 3, 2013 (“Fiscal 2012”), the LDC Committee also granted performance share awards that were structured similarly to the Fiscal 2014-2016 award. The Fiscal 2013-2015 and Fiscal 2012-2014 awards each provide for the grant of shares of our common stock at the end of the respective three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2013-2015 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	13.8%	17.3%	20.8%
Three-Year Average Operating Profit	$7.32	$9.15	$10.98
Percent of Target Payout	25%	100%	200%

Fiscal 2012-2014 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	12.1%	15.1%	18.1%
Three-Year Average Operating Profit	$6.29	$7.87	$9.44
Percent of Target Payout	25%	100%	200%

Operating profit and ROIC under these prior awards are defined in the same manner as under the Fiscal 2014-2016 award, except that the pre-established definition of ROIC under these prior awards also provides for adjustments for share repurchase activity and dividend increases above a specified level. Dividend equivalents accrue on the performance share awards (as reinvested shares) and will be paid upon the payout of the award based on the actual number of shares earned.

The performance period for the Fiscal 2012-2014 performance share awards ended on February 1, 2015. Over the three-year period, the Company achieved an average ROIC of 15.8% and average operating profit of $9.18 billion, as calculated pursuant to the terms of the awards. As a result, the named executive officers earned approximately 154.5% of their 2012-2014 performance share award, reflecting performance in excess of the target level for each metric. Pursuant to the pre-established definitions of operating profit and ROIC, operating profit was adjusted by $145 million due to charges incurred in connection with the closing of the Company’s big box stores in China in Fiscal 2012, and ROIC was adjusted for share repurchases and dividend increases above the dividend level at the time the award was granted. Average ROIC and operating profit over the three-year period without the adjustments were 20.9% and $9.13 billion, respectively. The named executive officers earned the

The Home Depot 2015 Proxy Statement	35

EXECUTIVE COMPENSATION

following shares under the award, which include reinvested accrued dividends:

Name	Value at Date of Grant(1) (3/21/2012)	Shares Earned at End of Performance Period	Value at End of Performance Period(2) (2/1/2015)
Craig A. Menear	$ 624,964	20,540	$2,144,787
Francis S. Blake	$1,749,969	57,515	$6,005,716
Carol B. Tomé	$ 774,981	25,470	$2,659,577
Mark Q. Holifield	$ 374,968	12,323	$1,286,768
Matthew A. Carey	$ 474,997	15,611	$1,630,101
Timothy M. Crow	$ 437,455	14,377	$1,501,246
Marvin R. Ellison	$ 624,964	—(3)	—(3)

(1)	Reflects the grant date fair value.

(2)	Reflects the value based upon the closing stock price of $104.42 on January 30, 2015, the last trading day of Fiscal 2014.

(3)	Mr. Ellison forfeited his unvested performance share awards upon his resignation on October 31, 2014.

Stock Options.    In Fiscal 2014, we granted stock options as part of the annual equity grant with an exercise price equal to the fair market value of our stock, which is defined as the market closing price on the date of grant. The options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date. Option re-pricing is expressly prohibited by our Amended and Restated 2005 Omnibus Stock Incentive Plan (the “Amended and Restated 2005 Plan”) without shareholder approval.

Performance-Based Restricted Stock.    In Fiscal 2014, we granted performance-based restricted stock awards as part of the annual equity grant that were forfeitable if operating profit was less than 90% of the MIP target for Fiscal 2014. The performance goal was met at the end of Fiscal 2014. As a result, the restricted stock will vest 50% on each of the 30 and 60 month anniversaries of the grant date. Dividends on the restricted stock awards are accrued and not paid out unless the performance goal is met. Once the performance goal is met, dividends are then paid currently on the shares of restricted stock.

Promotional Equity Grants.    As discussed above under “CEO and Executive Chairman Pay Highlights,” in connection with Mr. Menear’s promotion to CEO, the independent directors granted Mr. Menear an award of stock options with a grant date fair value of $3.5 million. In accordance with our equity grant procedures, the options were granted on November 20, 2014, the date of the first regularly scheduled LDC Committee meeting following his promotion. The options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date and have an exercise price of $97.57 per share.

In connection with Mr. Holifield’s promotion to Executive Vice President – Supply Chain and Product Development, the LDC Committee granted him a promotional equity award consisting of $250,000 in restricted stock and $250,000 in stock options. The restricted stock will vest 50% on each of the 30 and 60 month anniversaries of the grant date, and the options will vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.

Deferred Compensation Plans

In addition to the FutureBuilder 401(k) Plan (a broad-based tax-qualified plan), we have two nonqualified deferred compensation plans for our management and highly compensated associates, including executive officers:

•	The Deferred Compensation Plan for Officers (solely funded by the individuals who participate in the plan); and

•	The FutureBuilder Restoration Plan (the “Restoration Plan”), which provides a Company matching contribution equal to 3.5% of the amount of salary and annual cash incentive earned by a management-level associate in excess of the IRS limits for tax-qualified plans, payable in shares of common stock of the Company upon retirement or other employment termination.

The plans are designed to permit participants to accumulate income for retirement and other personal financial goals. The Deferred Compensation Plan for Officers and the Restoration Plan are described in the notes to the “Nonqualified Deferred Compensation for Fiscal 2014” table beginning on page 49. Deferred compensation arrangements are common executive programs, and we believe that these arrangements help us in the recruitment and retention of executive talent; however, we do not view nonqualified deferred compensation as a significant element of our compensation programs. None of these plans provides above-market or preferential returns.

Perquisites

We provide very limited perquisites to our executive officers and do not view them as a significant element of our compensation program. We do not provide tax reimbursements, or “gross-ups,” on perquisites.

36	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

Our named executive officers participate in a death-benefit-only program, under which they are entitled to a $400,000 benefit upon death if they are employed by the Company at that time. In addition, the benefit is continued for life for executive officers with ten years of service with the Company. Currently, Messrs. Menear, Blake, Crow and Ellison and Ms. Tomé have met this service requirement and are entitled to lifetime death benefit coverage. In Fiscal 2009, we discontinued this benefit for any new executive officers.

The Company requests that Mr. Menear, and Mr. Blake while he served as CEO and executive Chairman, travel by Company aircraft, including travel for personal reasons. We also permit non-business use of Company aircraft by other named executive officers on a more limited basis.

Other Benefits

Our named executive officers have the option to participate in various employee benefit programs, including medical, dental, disability and life insurance benefit programs. These benefit programs are generally available to all associates. We also provide all associates, including our named executive officers, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our Amended and Restated Employee Stock Purchase Plan (the “ESPP”), a nondiscriminatory, tax-qualified plan. All associates, including our named executive officers, are also eligible to participate in our charitable matching gift program through the Home Depot Foundation.

MANAGEMENT OF COMPENSATION-RELATED RISK

We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including those described below.

Annual Risk Assessment

As discussed above under “Mitigating Compensation Risk” on page 31, our LDC Committee undertakes an annual review and risk assessment of our compensation policies and practices.

Compensation Recoupment Policy

Pursuant to the executive compensation clawback policy set forth in our Corporate Governance Guidelines, if the Board determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an executive officer was based on any financial results or operating metrics that were achieved as a result of that officer’s knowing or intentional fraudulent or illegal conduct, we will seek to recover from the officer such compensation (in whole or in part) as the Board deems appropriate under the circumstances and as permitted by law.

Stock Ownership and Retention Guidelines

Our Executive Stock Ownership and Retention Guidelines require our named executive officers to hold shares of common stock with a value equal to the specified multiples of base salary indicated below. This program assists in focusing executives on long-term success and shareholder value. Shares owned outright, restricted stock, and shares acquired pursuant to the ESPP, the FutureBuilder 401(k) Plan and the Restoration Plan are counted towards this requirement. Unearned performance shares and unexercised stock options are not counted toward this requirement. Newly hired and promoted executives have four years to satisfy the requirements.

As of March 6, 2015, all of our active named executive officers complied with the stock ownership and retention guidelines and held the following multiples of base salary (rounded to the nearest whole multiple):

Name	Multiple of Base Salary
	Current Ownership	Guideline
Craig A. Menear	10x	6x
Carol B. Tomé	67x	4x
Mark Q. Holifield	7x	4x
Matthew A. Carey	14x	4x
Timothy M. Crow	41x	4x

Anti-Hedging Policy

In Fiscal 2012, the Company adopted a policy that prohibits all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of ownership of Company stock. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under a Company compensation plan) or other derivatives.

The Home Depot 2015 Proxy Statement	37

EXECUTIVE COMPENSATION

Equity Grant Procedures

Company-wide equity grants, including equity grants to named executive officers, are awarded annually effective as of the date of the March meeting of the LDC Committee, which is generally scheduled at least a year in advance. Throughout the year, equity awards are made to new hires, promoted employees, and, in rare circumstances, as a reward for exceptional performance. In all cases, the effective grant date for these mid-year awards is the date of the next regularly scheduled quarterly LDC Committee meeting. The exercise price of each of our stock option grants is the market closing price on the effective grant date.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We have a limited severance arrangement with Ms. Tomé. When Ms. Tomé’s employment arrangement was adopted in 2001, the severance provisions reflected the terms provided to our other executives at that time and were consistent with the terms provided in the competitive market for executive talent. This severance arrangement is discussed below under “Potential Payments Upon Termination or Change in Control—Termination Without Cause or For Good Reason” on page 51. We do not have a severance arrangement with our CEO or any of our other named executive officers. Mr. Ellison did not receive any severance benefits in connection with his resignation on October 31, 2014, and Mr. Blake did not receive any severance benefits in connection with his retirement on February 1, 2015.

We do not have any change in control agreements with our executives. However, our equity awards granted prior to Fiscal 2013, including those granted to the named executive officers, provide for accelerated vesting on a change in control. This type of vesting can be an effective means to retain associates through completion of a value-creating transaction, especially for more senior executives for whom equity represents a significant portion of total compensation. In the event the value of such accelerated vesting constitutes an “excess parachute payment,” the executive would be subject to a 20% excise tax on such amount, and the amount would not be tax deductible by the Company. In Fiscal 2013, in connection with the adoption of the Company’s Amended and Restated 2005 Plan, the LDC Committee adopted a new form of equity award agreement, beginning with awards granted in Fiscal 2013, that eliminates this accelerated vesting of equity triggered solely by a change in control of the Company. The awards granted in Fiscal 2013 and Fiscal 2014 only provide for accelerated vesting if the executive is terminated within 12 months following the change in control.

TAX DEDUCTIBILITY CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and the three other most highly compensated executive officers of a public company, other than the chief financial officer. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our Amended and Restated 2005 Plan, and the stock options, performance-based restricted stock, and performance shares granted under this plan, as well as the annual cash incentive award under the MIP, are intended to permit such awards to qualify as performance-based compensation to maximize the tax deductibility of these awards. There can be no assurance that these awards will be fully deductible under all circumstances, however, as a number of additional requirements must be met for the awards to qualify as performance-based compensation. In addition, the LDC Committee reserves the discretion to award compensation that is not exempt from the deduction limits of Section 162(m).

38	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during the last three fiscal years paid to or earned by (1) each individual who served as the Company’s CEO during Fiscal 2014; (2) the CFO; (3) the three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2014; and (4) one individual who would have been among the Company’s three other most highly compensated executive officers, but for the fact that such individual was not serving as an executive officer at the end of Fiscal 2014 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4) (5)	Total ($)
Craig A. Menear	2014	991,104	—	2,349,258	4,649,994	2,136,504	—	45,005	10,171,865
Chairman, Chief Executive	2013	767,000	—	1,825,574	891,659	982,547	—	51,493	4,518,273
Officer & President(6)	2012	759,211	—	1,634,265	937,496	929,195	—	77,700	4,337,867

Francis S. Blake	2014	987,000	—	4,868,238	2,374,990	1,523,101	—	105,504	9,858,833
Former Chairman &	2013	1,066,000	—	4,865,877	2,374,991	2,618,076	—	122,837	11,047,781
Chief Executive Officer(6)	2012	1,086,500	—	4,591,142	2,624,997	2,499,386	—	291,889	11,093,914

Carol B. Tomé	2014	1,019,231	—	2,380,206	1,149,996	1,300,982	—	133,626	5,984,041
Chief Financial Officer &	2013	994,231	—	2,275,766	1,099,988	1,534,988	—	89,670	5,994,643
Executive Vice President – Corporate Services	2012	986,250	—	2,074,472	1,162,498	1,428,765	—	115,972	5,767,957

Mark Q. Holifield	2014	737,300	—	1,623,288	916,661	759,652	—	35,057	4,071,958
Executive Vice President –
Supply Chain & Product Development(7)

Matthew A. Carey	2014	690,846	—	1,477,490	716,661	705,703	—	20,741	3,611,441
Executive Vice President &	2013	673,077	—	1,408,221	683,330	831,350	—	16,696	3,612,674
Chief Information Officer	2012	666,192	—	1,261,505	712,495	773,731	—	41,388	3,455,311

Timothy M. Crow	2014	586,308	—	1,352,842	658,329	599,086	—	40,860	3,237,425
Executive Vice President –
Human Resources

Marvin R. Ellison	2014	549,923	—	1,866,537	933,322	—	—	33,401	3,383,183
Former Executive Vice	2013	713,846	—	1,829,601	891,659	914,412	—	18,975	4,368,493
President – U.S. Stores(8)	2012	705,961	—	1,641,095	937,496	864,943	—	97,396	4,246,891

(1)	Amount of salary actually received in any year may differ from the annual base salary amount due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following a mid-year promotion. In addition, Fiscal 2012 contained 53 weeks, compared to 52 weeks in Fiscal 2014 and Fiscal 2013, so Fiscal 2012 salary amounts include one more week of pay than Fiscal 2014 and Fiscal 2013.

(2)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in Fiscal 2014, Fiscal 2013 and Fiscal 2012 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The assumptions made in the valuation of the awards are set forth in Note 1 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K as filed with the SEC on March 26, 2015 (the “2014 Form 10-K”). The valuation of restricted stock awards is based on the closing stock price on the grant date. Mr. Ellison forfeited all of the stock and option awards granted to him in Fiscal 2014 upon his resignation on October 31, 2014.

The Home Depot 2015 Proxy Statement	39

EXECUTIVE COMPENSATION

(3)	Amounts reflect the grant date fair value of performance share and performance-based restricted stock awards granted to the named executive officers during Fiscal 2014, Fiscal 2013 and Fiscal 2012, plus the value of share equivalents under the Restoration Plan in Fiscal 2014, Fiscal 2013 and Fiscal 2012, as set forth in the table below. Fiscal 2012 contributions to the Restoration Plan reflect contributions for two plan years, since the January 31, 2012 and January 31, 2013 allocation dates both fell within Fiscal 2012.

Name	Grant Date Fair Value for Performance Shares ($)			Grant Date Fair Value for Performance-Based Restricted Stock ($)			Value of Share Equivalents Under Restoration Plan ($)
	Fiscal 2014	Fiscal 2013	Fiscal 2012	Fiscal 2014	Fiscal 2013	Fiscal 2012	Fiscal 2014	Fiscal 2013	Fiscal 2012
Craig A. Menear	1,149,925	891,659	624,964	1,149,925	891,659	937,496	49,409	42,255	71,805
Francis S. Blake	2,374,933	2,374,995	1,749,969	2,374,933	2,374,995	2,624,979	118,371	115,886	216,194
Carol B. Tomé	1,149,925	1,099,982	774,981	1,149,925	1,099,982	1,162,497	80,357	75,801	136,994
Mark Q. Holifield	666,609	N/A	N/A	916,536	N/A	N/A	40,143	N/A	N/A
Matthew A. Carey	716,613	683,267	474,997	716,613	683,267	712,495	44,264	41,688	74,013
Timothy M. Crow	658,328	N/A	N/A	658,328	N/A	N/A	36,187	N/A	N/A
Marvin R. Ellison	933,269	891,659	624,964	933,269	891,659	937,496	—	46,282	78,635

The grant date fair value of the performance shares reflected in the table above is computed based upon the probable outcome of the performance goals as of the grant date, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For all performance-based awards other than the performance shares granted in Fiscal 2014, Fiscal 2013 and Fiscal 2012, this value is the same as the value calculated assuming the maximum level of performance under the awards. The value of the performance share awards granted in Fiscal 2014, Fiscal 2013 and Fiscal 2012 as of the grant date, assuming that the maximum level of the performance goals will be achieved, is as follows for each of the named executive officers:

Name	Value of Performance Shares Assuming Maximum Performance ($)
	Fiscal 2014	Fiscal 2013	Fiscal 2012
Craig A. Menear	2,299,849	1,783,319	1,249,928
Francis S. Blake	4,749,867	4,749,991	3,499,938
Carol B. Tomé	2,299,849	2,199,965	1,549,963
Mark Q. Holifield	1,333,218	N/A	N/A
Matthew A. Carey	1,433,226	1,366,533	949,993
Timothy M. Crow	1,316,656	N/A	N/A
Marvin R. Ellison	1,866,537	1,783,319	1,249,928

(4)	Incremental cost of perquisites is based on actual cost to the Company. The incremental cost of personal use of Company aircraft is based on the average direct cost of use per hour, which includes fuel, maintenance, crew travel and lodging expense, landing and parking fees, and engine restoration cost. Any applicable deadhead flights are allocated to the named executive officers. No incremental cost for personal use of the Company aircraft was attributed to a named executive officer where the plane was already traveling to the destination for business reasons. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported in the All Other Compensation column and in footnote 5 below, we also impute taxable income to the named executive officers for any personal aircraft use in accordance with Internal Revenue Service regulations. We do not provide tax reimbursements, or “gross-ups,” on these amounts.

40	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

(5)	The following identifies the perquisites and other compensation for Fiscal 2014 that are required to be quantified by SEC rules. In addition to personal aircraft use, the Company made matching contributions to charitable organizations on behalf of each of the named executive officers, as shown below. Other perquisites and personal benefits for Fiscal 2014 were long-term disability insurance premiums, gifts from an executive business conference, personal use of Company tickets to entertainment events for Mr. Carey, and incremental amounts accrued during Fiscal 2014 under the death-benefit-only program. We do not provide tax gross-ups on any of these perquisites or personal benefits.

Name	Use of Airplane ($)	Matching Charitable Contributions ($)
Craig A. Menear	15,766	5,000

Francis S. Blake	72,307	10,000

Carol B. Tomé	70,287	42,496

Mark Q. Holifield	—	12,470

Matthew A. Carey	—	280

Timothy M. Crow	6,406	12,496

Marvin R. Ellison	18,007	660

(6)	Mr. Menear served as Executive Vice President – Merchandising until February 27, 2014, when he was promoted to President, U.S. Retail. On November 1, 2014, Mr. Blake stepped down from the CEO position and was appointed as executive Chairman, and Mr. Menear was promoted to CEO and President. Following Mr. Blake’s retirement from his position as executive Chairman at the end of Fiscal 2014, Mr. Menear was also appointed Chairman of the Board, effective February 2, 2015.

(7)	Mr. Holifield was promoted to Executive Vice President – Supply Chain and Product Development on February 27, 2014.

(8)	Mr. Ellison resigned from the Company on October 31, 2014.

The Home Depot 2015 Proxy Statement	41

EXECUTIVE COMPENSATION

MATERIAL TERMS OF NAMED EXECUTIVE OFFICER EMPLOYMENT ARRANGEMENTS

This section describes employment arrangements in effect for the named executive officers during Fiscal 2014. All of these arrangements are “at-will” arrangements set forth in the offer letters provided to the named executive officers at the time of hire or promotion, as applicable. These offer letters have no set duration and consequently no renewal or extension provisions. The offer letters are all filed as exhibits to the 2014 Form 10-K.

The offer letters state each named executive officer’s initial base salary and annual MIP target as a percentage of base salary, payout of which is subject to the achievement of pre-established goals. Both the base salary and MIP target are subject to adjustment upon future review by the LDC Committee, or independent members of the Board in the case of Mr. Menear and Mr. Blake. The Fiscal 2014 base salary and MIP target as a percentage of base salary for each named executive officer are set forth above in the Compensation Discussion and Analysis. The offer letters for Mr. Menear and Mr. Holifield also reference their promotional equity grants, as discussed above in the Compensation Discussion and Analysis under “Long-Term Incentives—Promotional Equity Grants” on page 36. In addition, the offer letters provide that the named executive officers are eligible to participate in other benefit programs available to salaried associates and/or officers. These benefits include the ESPP, the Deferred Compensation Plan For Officers, the Restoration Plan and the death-benefit-only insurance program. Any provisions in the letters regarding termination of employment are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 51.

The offer letter for Mr. Menear for his position as CEO and President states that the Company has requested that he travel, whenever practicable, by Company aircraft, including when traveling for personal reasons. However, to the extent he or his family uses Company aircraft for personal reasons, the Company will not provide a tax gross-up for any imputed compensation. The offer letters for Mr. Blake, in both his position as CEO and as executive Chairman, similarly stated that the Company requested that he travel by Company aircraft, but would not provide a tax gross-up for any imputed compensation for such use by him or his family. Following his retirement at the end of Fiscal 2014, Mr. Blake no longer uses Company aircraft for personal travel.

42	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the plan-based awards granted to the named executive officers pursuant to Company plans during Fiscal 2014.

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS(1)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)	Awards(4) ($)
Craig A. Menear
Performance Shares	3/26/2014	2/27/2014	—	—	—	1,822	14,580	29,160	—	—	—	1,149,925
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	14,580	—	—	—	—	1,149,925
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	83,630	78.87	1,149,996
Promotional Option Grant	11/20/2014	10/15/2014	—	—	—	—	—	—	—	215,305	97.57	3,499,998
2014 MIP(2)	2/27/2014	2/27/2014	82,333	2,058,333	4,116,667	—	—	—	—	—	—	—
Francis S. Blake
Performance Shares	3/26/2014	2/27/2014	—	—	—	3,764	30,112	60,224	—	—	—	2,374,933
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	30,112	—	—	—	—	2,374,933
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	172,714	78.87	2,374,990
2014 MIP(2)	2/27/2014	2/27/2014	60,000	1,500,000	3,000,000	—	—	—	—	—	—	—
Carol B. Tomé
Performance Shares	3/26/2014	2/27/2014	—	—	—	1,822	14,580	29,160	—	—	—	1,149,925
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	14,580	—	—	—	—	1,149,925
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	83,630	78.87	1,149,996
2014 MIP(2)	2/27/2014	2/27/2014	51,250	1,281,250	2,562,500	—	—	—	—	—	—	—
Mark Q. Holifield
Performance Shares	3/26/2014	2/27/2014	—	—	—	1,056	8,452	16,904	—	—	—	666,609
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	8,452	—	—	—	—	666,609
Promotional Stock Grant	2/27/2014	2/27/2014	—	—	—	—	3,049	—	—	—	—	249,927
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	48,481	78.87	666,662
Promotional Option Grant	2/27/2014	2/27/2014	—	—	—	—	—	—	—	17,587	81.97	249,999
2014 MIP(2)	2/27/2014	2/27/2014	28,983	724,583	1,449,167	—	—	—	—	—	—	—
Matthew A. Carey
Performance Shares	3/26/2014	2/27/2014	—	—	—	1,135	9,086	18,172	—	—	—	716,613
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	9,086	—	—	—	—	716,613
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	52,117	78.87	716,661
2014 MIP(2)	2/27/2014	2/27/2014	27,800	695,000	1,390,000	—	—	—	—	—	—	—
Timothy M. Crow
Performance Shares	3/26/2014	2/27/2014	—	—	—	1,043	8,347	16,694	—	—	—	658,328
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	8,347	—	—	—	—	658,328
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	47,875	78.87	658,329
2014 MIP(2)	2/27/2014	2/27/2014	23,600	590,000	1,180,000	—	—	—	—	—	—	—
Marvin R. Ellison
Performance Shares	3/26/2014	2/27/2014	—	—	—	1,479	11,833	23,666	—	—	—	933,269
Annual Stock Grant	3/26/2014	2/27/2014	—	—	—	—	11,833	—	—	—	—	933,269
Annual Option Grant	3/26/2014	2/27/2014	—	—	—	—	—	—	—	67,873	78.87	933,322
2014 MIP(2)	2/27/2014	2/27/2014	29,600	740,000	1,480,000	—	—	—	—	—	—	—

(1)	All awards were granted under the Amended and Restated 2005 Plan, other than MIP awards.

(2)	The Fiscal 2014 MIP was based on achievement of pre-established performance goals as described in the Compensation Discussion and Analysis. The amount in the “Threshold” column for the 2014 MIP reflects the minimum possible payout based upon assumed achievement of the threshold performance levels as discussed below under “Terms of Plan-Based Awards Granted to the Named Executive Officers for Fiscal 2014—2014 MIP.”

(3)	Annual equity awards under the Amended and Restated 2005 Plan were approved at the February 27, 2014 meeting of the LDC Committee (or by the independent Board members on that date for the CEO) but were effective as of March 26, 2014. The promotional stock option award for Mr. Menear was approved by the independent Board members on October 15, 2014, but was effective on November 20, 2014. See discussion under “Equity Grant Procedures” on page 38 in the Compensation Discussion and Analysis above.

The Home Depot 2015 Proxy Statement	43

EXECUTIVE COMPENSATION

(4)	Amounts represent the grant date fair value of awards granted in Fiscal 2014 computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the awards are set forth in Note 1 to the Company’s consolidated financial statements as filed with the SEC in the 2014 Form 10-K. The valuation of restricted stock awards is based on the closing stock price on the grant date. Mr. Ellison forfeited all of the equity awards granted to him in Fiscal 2014, as well as his 2014 MIP award, upon his resignation on October 31, 2014.

TERMS OF PLAN-BASED AWARDS GRANTED TO NAMED EXECUTIVE OFFICERS FOR FISCAL 2014

The LDC Committee approved the Fiscal 2014 annual grants of performance shares, performance-based restricted stock and stock options under the Amended and Restated 2005 Plan for the named executive officers other than Mr. Blake and, in the case of the stock option grant upon his promotion to CEO and President, Mr. Menear. Mr. Blake’s awards and Mr. Menear’s promotional award were approved by the independent members of the Board.

Performance Shares

For Fiscal 2014, one-third of the annual equity grant provided to the named executive officers was in the form of performance shares. The terms and conditions of the awards are described under “Long-Term Incentives” in the Compensation Discussion and Analysis above. In the event of death, disability or retirement at or after age 60 with at least five years of continuous service (“retirement”), the executive or his or her estate will be entitled to receive any performance shares ultimately earned, and in the event of death or disability before retirement, a pro rata portion of any shares ultimately earned. Because Mr. Blake had reached age 60 and had more than five years of service prior to his retirement at the end of Fiscal 2014, he was “retirement eligible,” and his performance share award is non-forfeitable, although payout is based on achievement of the performance goals. Upon termination of employment within 12 months following a change in control, the executive would be entitled to a pro rata portion of performance shares based on actual performance for the portion of the performance period before a change in control, plus a pro rata portion of the target performance shares for the portion of the performance period after a change in control. Dividend equivalents accrue on performance share awards (as reinvested shares) and are paid upon the payout of the award based on the actual number of shares earned.

Annual Stock Grants

For Fiscal 2014, one-third of the annual equity grant provided to the named executive officers was in the form of performance-based restricted stock, which was forfeitable if Fiscal 2014 operating profit was less than 90% of the MIP target for Fiscal 2014. If the performance target is met, as it was for Fiscal 2014, the awards are then subject to time-based vesting. The annual restricted stock grants vest 50% on each of the 30th month and 60th month anniversaries of the grant date, subject to continued employment through the vesting date, or, if sooner, upon termination due to death or disability or termination within 12 months following a change in control. In addition, if the performance target is met, the restricted stock becomes non-forfeitable once the executive reaches retirement eligibility but is not transferable before the time-based vesting dates. Mr. Blake’s award became non-forfeitable when the performance condition was met for Fiscal 2014 because he had met the retirement eligibility conditions prior to his retirement at the end of Fiscal 2014. Dividends on the restricted stock are accrued (as cash dividends) and not paid out to executive officers unless the performance target is met. Once the performance target is met, dividends are then paid currently on the shares of restricted stock.

Annual Stock Option Grants

For Fiscal 2014, one-third of the annual equity grant provided to the named executive officers was in the form of nonqualified stock options. The stock option awards vest 25% per year on the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment through the vesting date, or, if sooner, upon termination due to death or disability or termination within 12 months following a change in control. In addition, the stock option awards become non-forfeitable once the executive becomes retirement eligible but are not exercisable before the time-based vesting dates. Generally, stock options may be exercised, once vested, over the remainder of

44	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

the ten-year option term. Mr. Blake’s option award is non-forfeitable because he met the retirement eligibility conditions prior to his retirement at the end of Fiscal 2014, but it is not exercisable until the time-based vesting dates.

Promotional Equity Grants

Mr. Menear received a stock option award upon his promotion to CEO and President, and Mr. Holifield received restricted stock and stock option awards upon his promotion to Executive Vice President – Supply Chain and Product Development. The terms and conditions of the stock option awards are the same as those described above under “Annual Stock Option Grants,” and the terms and conditions of the restricted stock award are the same as those described above under “Annual Stock Grants” except that the award only has time-based vesting and is not subject to the performance-based requirement.

2014 MIP

Each of the named executive officers participated in the Fiscal 2014 MIP, the Company’s annual cash-based incentive plan. The Fiscal 2014 MIP payout was based upon achievement of pre-established financial performance goals, as described above in the Compensation Discussion and Analysis. The pre-established definitions of the sales and operating profit goals provided for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more and, for operating profit, nonrecurring charges and write-offs in Fiscal 2014 exceeding $50 million in the aggregate for specified types of strategic restructuring transactions. There were no adjustments made to the sales or operating profit goals in Fiscal 2014.

The LDC Committee approved threshold, target and maximum payout levels for Fiscal 2014 for the named executive officers under the MIP. The threshold, target and maximum potential payouts under the MIP for the named executive officers reflect the following percentages of base salary at the end of Fiscal 2014:

Name	Percentage of Base Salary
	Threshold	Target	Maximum
Craig A. Menear	6%	158%	317%

Francis S. Blake	8%	200%	400%

Carol B. Tomé	5%	125%	250%

Mark Q. Holifield	4%	98%	196%

Matthew A. Carey	4%	100%	200%

Timothy M. Crow	4%	100%	200%

Marvin R. Ellison	4%	100%	200%

Because the operating profit threshold must be met for any payout to occur, the threshold percentage above reflects the minimum possible payout based upon assumed achievement of that threshold. The potential payouts for Messrs. Menear and Holifield are based on the applicable percentage for each position in which they served during the fiscal year, pro-rated based on the number of months they served in those positions. The actual amounts earned based on achievement of Fiscal 2014 MIP performance goals are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The Home Depot 2015 Proxy Statement	45

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards as of the end of Fiscal 2014 granted to the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Craig A. Menear	34,446	—	—	38.74	3/20/2017	2,500	261,050	20,540	2,144,787
	11,781	—	—	38.95	5/23/2017	5,000	522,100	26,559	2,773,283
	140,372	—	—	26.84	3/18/2018	12,183	1,272,149	14,809	1,546,340
	90,661	—	—	18.52	11/19/2018	11,520	1,202,918	—	—
	113,687	—	—	23.28	3/24/2019	9,415	983,114	—	—
	87,995	29,332	—	32.32	3/23/2020	12,802	1,336,785	—	—
	56,734	56,734	—	36.62	3/22/2021	14,580	1,522,444	—	—
	23,818	71,456	—	49.79	3/20/2022	—	—	—	—
	—	68,468	—	69.65	3/26/2023	—	—	—	—
	—	83,630	—	78.87	3/25/2024	—	—	—	—
	—	215,305	—	97.57	11/19/2024	—	—	—	—
Francis S. Blake	347,056	—	—	26.84	3/18/2018	23,371	2,440,400	57,515	6,005,716
	388,930	—	—	23.28	3/24/2019	20,626	2,153,767	70,742	7,386,829
	293,317	97,773	—	32.32	3/23/2020	13,721	1,432,747	30,585	3,193,649
	176,506	176,506	—	36.62	3/22/2021	17,748	1,853,246	—	—
	66,692	200,076	—	49.79	3/20/2022	30,112	3,144,295	—	—
	—	182,369	—	69.65	3/26/2023	—	—	—	—
	—	172,714	—	78.87	3/25/2024	—	—	—	—
Carol B. Tomé	43,381	—	—	23.28	3/24/2019	6,000	626,520	25,470	2,659,577
	125,707	41,903	—	32.32	3/23/2020	6,000	626,520	32,764	3,421,220
	78,167	78,167	—	36.62	3/22/2021	6,000	626,520	14,809	1,546,340
	29,535	88,605	—	49.79	3/20/2022	30,000	3,132,600	—	—
	—	84,465	—	69.65	3/26/2023	25,000	2,610,500	—	—
	—	83,630	—	78.87	3/25/2024	25,000	2,610,500	—	—
	—	—	—	—	—	25,000	2,610,500	—	—
	—	—	—	—	—	20,000	2,088,400	—	—
	—	—	—	—	—	17,404	1,817,326	—	—
	—	—	—	—	—	15,872	1,657,354	—	—
	—	—	—	—	—	11,674	1,218,999	—	—
	—	—	—	—	—	15,793	1,649,105	—	—
	—	—	—	—	—	14,580	1,522,444	—	—
Mark Q. Holifield	—	18,856	—	32.32	3/23/2020	7,832	817,817	12,323	1,286,768
	—	37,823	—	36.62	3/22/2021	7,680	801,946	15,885	1,658,727
	14,291	42,873	—	49.79	3/20/2022	5,649	589,869	8,585	896,411
	—	40,953	—	69.65	3/26/2023	7,657	799,544	—	—
	—	17,587	—	81.97	2/26/2024	3,049	318,377	—	—
	—	48,481	—	78.87	3/25/2024	8,452	882,558	—	—
Matthew A. Carey	20,943	—	—	23.28	3/24/2019	8,702	908,663	15,611	1,630,101
	62,853	20,952	—	32.32	3/23/2020	8,960	935,603	20,352	2,125,129
	44,126	44,127	—	36.62	3/22/2021	7,155	747,125	9,229	963,652
	18,102	54,306	—	49.79	3/20/2022	9,810	1,024,360	—	—
	—	52,471	—	69.65	3/26/2023	9,086	948,760	—	—
	—	52,117	—	78.87	3/25/2024	—	—	—	—
Timothy M. Crow	34,386	—	—	38.74	3/20/2017	2,500	261,050	14,377	1,501,246
	67,044	22,348	—	32.32	3/23/2020	9,282	969,226	18,864	1,969,806
	44,126	44,127	—	36.62	3/22/2021	8,960	935,603	8,478	885,275
	16,673	50,019	—	49.79	3/20/2022	6,590	688,128	—	—
	—	48,631	—	69.65	3/26/2023	9,093	949,491	—	—
	—	47,875	—	78.87	3/25/2024	8,347	871,594	—	—
Marvin R. Ellison(4)	—	—	—	—	—	—	—	—	—

46	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

(1)	Unexercisable stock options as of the end of Fiscal 2014 for each named executive officer vest as follows:

Vesting Date	C. Menear	F. Blake	C. Tomé	M. Holifield	M. Carey	T. Crow

March 21, 2015	23,819	66,692	29,535	14,291	18,102	16,673

March 23, 2015	28,367	88,253	39,083	18,911	22,063	22,063

March 24, 2015	29,332	97,773	41,903	18,856	20,952	22,348

March 27, 2015	17,117	45,592	21,116	10,238	13,117	12,157

February 27, 2016	—	—	—	4,396	—	—

March 21, 2016	23,818	66,692	29,535	14,291	18,102	16,673

March 23, 2016	28,367	88,253	39,084	18,912	22,064	22,064

March 26, 2016	20,907	43,178	20,907	12,120	13,029	11,968

March 27, 2016	17,117	45,592	21,116	10,238	13,118	12,158

November 20, 2016	53,826	—	—	—	—	—

February 27, 2017	—	—	—	4,397	—	—

March 21, 2017	23,819	66,692	29,535	14,291	18,102	16,673

March 26, 2017	20,908	43,179	20,908	12,120	13,029	11,969

March 27, 2017	17,117	45,592	21,116	10,238	13,118	12,158

November 20, 2017	53,826	—	—	—	—	—

February 27, 2018	—	—	—	4,397	—	—

March 26, 2018	20,907	43,178	20,907	12,120	13,029	11,969

March 27, 2018	17,117	45,593	21,117	10,239	13,118	12,158

November 20, 2018	53,826	—	—	—	—	—

February 27, 2019	—	—	—	4,397	—	—

March 26, 2019	20,908	43,179	20,908	12,121	13,030	11,969

November 20, 2019	53,827	—	—	—	—	—

Total	524,925	829,438	376,770	206,573	223,973	213,000

(2)	Restricted stock as of the end of Fiscal 2014 for each named executive officer vests as follows:

Vesting Date	C. Menear	F. Blake	C. Tomé	M. Holifield	M. Carey	T. Crow

March 24, 2015	12,183	23,371(a)	17,404	7,832	8,702	9,282

September 27, 2015	6,401	8,874(a)	7,896	3,828	4,905	4,546

March 20, 2016	—	—	20,000	—	—	—

March 23, 2016	11,520	20,626(a)	15,872	7,680	8,960	8,960

August 27, 2016	—	—	—	1,524	—	—

September 26, 2016	7,290	15,056	7,290	4,226	4,543	4,173

March 21, 2017	9,415	13,721(a)	11,674	5,649	7,155	6,590

May 8, 2017	—	—	—	—	—	2,500

March 27, 2018	6,401	8,874(a)	7,897	3,829	4,905	4,547

January 8, 2019	—	—	123,000	—	—	—

February 27, 2019	—	—	—	1,525	—	—

March 26, 2019	7,290	15,056	7,290	4,226	4,543	4,174

August 2, 2019	7,500	—	—	—	—	—
Total	68,000	105,578	218,323	40,319	43,713	44,772

(a)	These shares became non-forfeitable and are reflected net of withholding tax obligations incurred when the performance condition on the shares was met, but the shares remain restricted until the time-based vesting dates are reached.

The Home Depot 2015 Proxy Statement	47

EXECUTIVE COMPENSATION

(3)	The named executive officers’ performance share awards are earned upon the completion of the three-year performance periods ending February 1, 2015, January 31, 2016, and January 29, 2017, based on achievement of pre-established average ROIC and operating profit goals, as described above in the Compensation Discussion and Analysis under “Long-Term Incentives—Performance Shares.” The awards are paid out following certification by our LDC Committee of the achievement of the goals after completion of the applicable performance period. These performance share awards vest sooner in the event of a change in control of the Company for the 2012-2014 award or in the event of termination of employment within 12 months following a change in control for the 2013-2015 award and the 2014-2016 award. The number of shares earned is determined based on actual results achieved through the date of the change in control, prorated based on the number of days in the performance period before the change in control, plus the target award amount, prorated based on the number of days in the performance period after the change in control. Dividend equivalents accrue on the performance shares (as reinvested shares) and will be paid upon the payout of the award based on the actual number of shares earned. For the Fiscal 2012-2014 award, the shares reported are the actual amount earned based on the performance level met as of February 1, 2015, as certified by the LDC Committee on February 26, 2015, and include dividend equivalents accrued on the award. For the Fiscal 2013-2015 award and the Fiscal 2014-2016 award, the reported number of shares includes dividend equivalents accrued through February 1, 2015 and assumes achievement of the maximum level of performance for the Fiscal 2013-2015 award and the target level of performance for the Fiscal 2014-2016 award, in accordance with SEC requirements. The reported value of the performance share awards is based on the closing stock price on January 30, 2015, the last trading day of Fiscal 2014.

(4)	Upon his resignation on October 31, 2014, Mr. Ellison forfeited all of his unvested equity awards. He also exercised all of his remaining outstanding vested options, as reflected in the Options Exercised and Stock Vested in Fiscal 2014 table below, prior to their expiration.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2014

The following table sets forth the options exercised and the shares of restricted stock that vested for the named executive officers during Fiscal 2014.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2014
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Craig A. Menear	—	—	49,287	4,096,871

Francis S. Blake	248,000	16,168,011	135,478(1)	11,116,309

Carol B. Tomé	326,610	17,204,038	69,036	5,717,655

Mark Q. Holifield	57,962	3,518,684	32,946	2,730,158

Matthew A. Carey	239,626	14,889,494	37,499	3,117,923

Timothy M. Crow	82,295	4,780,973	37,794	3,134,095

Marvin R. Ellison	232,042	14,870,127	49,287	4,096,871

(1)	Includes 16,351 shares withheld to pay taxes on a performance-based restricted stock grant that became non-forfeitable on March 26, 2014 due to Mr. Blake being retirement eligible. The remaining shares under this grant continue to be non-transferable until the time-based vesting dates are reached.

48	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014

The following table sets forth information regarding the participation of the named executive officers in the Company’s nonqualified deferred compensation plans for Fiscal 2014.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2014
	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Craig A. Menear Restoration Plan(5) Deferred Compensation Plan For Officers(6)	N/A 245,637	49,409 —	226,228 77,185	— —	858,214 1,631,238

Francis S. Blake Restoration Plan(5)	N/A	118,371	582,735	—	2,201,753	(7)

Carol B. Tomé Restoration Plan(5)	N/A	80,357	611,690	—	2,267,259

Mark Q. Holifield Restoration Plan(5)	N/A	40,143	140,734	—	543,292

Matthew A. Carey Restoration Plan(5)	N/A	44,264	88,504	—	360,682

Timothy M. Crow Restoration Plan(5)	N/A	36,187	167,442	—	634,823

Marvin R. Ellison Restoration Plan(5) Deferred Compensation Plan For Officers(6)	N/A —	— —	194,087 9,611	— —	693,895 77,711	(8) (8)

(1)	Executive contributions represent deferral of base salary and incentive awards under the MIP during Fiscal 2014, which amounts are also disclosed in the Fiscal 2014 Salary column and the Fiscal 2013 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The Restoration Plan is non-elective, and the participants cannot make contributions to it.

(2)	All Company contributions to the Restoration Plan are included as compensation in the Stock Awards column of the Summary Compensation Table. The Company does not make contributions to the Deferred Compensation Plan For Officers.

(3)	Deferred Compensation Plan For Officers earnings represent notional returns on participant-selected investments. Restoration Plan earnings represent an increase in the value of the underlying Company stock during Fiscal 2014 plus dividends that are credited at the same rate, and at the same time, that dividends are paid to all shareholders.

(4)	For the Restoration Plan, amounts in the aggregate balance for Messrs. Menear, Blake, Carey and Ellison and Ms. Tomé of $257,197, $764,951, $150,161, $241,022 and $697,567, respectively, were previously reported in the Summary Compensation Table. For the Deferred Compensation Plan For Officers, $1,073,845 of the aggregate balance amount for Mr. Menear and $1,256 for Mr. Ellison were previously reported in the Summary Compensation Table.

(5)

The Restoration Plan, an unfunded, nonqualified deferred compensation plan, provides management-level associates with a benefit equal to the matching contributions that they would have received under the Company’s FutureBuilder 401(k) Plan if certain Internal Revenue Code limitations were not in place. On January 31st of each year, the plan makes an allocation to participant accounts in an amount equal to the participant’s taxable wages during the prior calendar year minus the Internal Revenue Code limit for tax-qualified plans ($260,000 for 2014) multiplied by the current Company match level of 3.5%. This amount is then

The Home Depot 2015 Proxy Statement	49

EXECUTIVE COMPENSATION

converted to units representing shares of the Company’s common stock. Stock units credited to a participant’s account are also credited with dividend equivalents at the same time, and in the same amount, as dividends are paid to shareholders. Participant account balances vest at the same time their account in the Company’s tax-qualified FutureBuilder 401(k) Plan vests, which provides for 100% cliff vesting after three years of service. A participant’s vested account balance is payable in shares of common stock on retirement or other employment termination. In-service withdrawals are not permitted.

(6)	The Deferred Compensation Plan For Officers is an unfunded, nonqualified deferred compensation plan that allows officers to defer payment of up to 50% of base salary and up to 100% of annual incentive compensation until retirement or other employment termination. The Company makes no contributions to the Deferred Compensation Plan For Officers. Participants may also elect an in-service distribution during a designated calendar year or upon a change in control of the Company. Payment is made, at the participant’s election, in a single sum or equal annual installment payments over a period of not less than ten years commencing at retirement after age 60 or one year thereafter, provided that distribution in a single sum is automatically made on termination for reasons other than retirement or disability. Participants may elect to invest their account balances among an array of mutual funds, and notional earnings are credited to participant accounts based on fund returns. Accounts are 100% vested at all times.

(7)	Mr. Blake will receive payment of his account balance under the Restoration Plan in January 2016, in accordance with the terms of the plan.

(8)	Mr. Ellison will receive payment of his account balance under the Restoration Plan and the Deferred Compensation Plan For Officers six months after his termination of employment on October 31, 2014, in accordance with the terms of the plans.

50	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or For Good Reason

Messrs. Menear, Holifield, Carey and Crow’s employment arrangements do not entitle them to any severance payments upon employment termination. They would, however, be entitled to any vested benefits under Company plans in which they participate. Messrs. Menear, Holifield, Carey and Crow are subject to non-competition and non-solicitation restrictions for 24 months and 36 months post-termination, respectively. Each named executive officer is also subject to confidentiality restrictions on employment termination.

The following table sets forth the estimated value of benefits that Ms. Tomé would be entitled to receive, assuming a termination of employment by the Company without cause or by Ms. Tomé for good reason as of February 1, 2015, the last day of Fiscal 2014. She would also be entitled to any vested benefits under Company plans in which she participates, including amounts under the Restoration Plan as set forth in the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement. Ms. Tomé is not entitled to payment of any benefits upon termination for cause or resignation without good reason other than for accrued compensation earned prior to employment termination and any vested benefits under Company plans in which she participates.

TERMINATION WITHOUT CAUSE OR FOR GOOD REASON
Name	Value of Salary Continuation ($)	Value of Equity Awards Vesting on Termination ($)	Total ($)

Carol B. Tomé	2,050,000	20,699,306	22,749,306

Under Ms. Tomé’s employment arrangement, pursuant to provisions that were adopted in 2001, in the event her employment is terminated by the Company without cause, or by Ms. Tomé for good reason, the Company will continue to pay her base salary for 24 months in accordance with the Company’s normal payroll practices, subject to any delay necessary to comply with the requirements of Internal Revenue Code Section 409A. Also, vesting will be accelerated on her outstanding restricted stock and stock option awards that would otherwise have vested during the salary continuation period (242,279 options with an intrinsic value of $13,550,503 and 68,462 shares of restricted stock with a value of $7,148,802 at the end of Fiscal 2014, based upon the closing stock price of $104.42 on January 30, 2015). Any unvested equity at the end of the salary continuation period will be forfeited.

Termination for cause by the Company under this arrangement generally means that the executive: (a) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties that results in material economic harm to the Company, (b) has been convicted of a felony involving theft or moral turpitude, or (c) has violated Company policies. Termination of employment for good reason by the executive generally means the occurrence of certain events without the executive’s consent, including: (a) the assignment of a principal office outside of the Atlanta metropolitan area, (b) decrease in base salary or failure to pay the agreed-upon compensation, or (c) cessation of a direct reporting relationship to the CEO.

In exchange for the foregoing severance payments, Ms. Tomé agreed that during the term of her employment and for 24 months thereafter, she will not, without the prior written consent of the Company, be employed by or otherwise participate in the management of competitors of the Company. She also agreed not to solicit any employee of the Company to accept a position with another entity during the 36-month period following termination.

The Home Depot 2015 Proxy Statement	51

EXECUTIVE COMPENSATION

Change in Control

The Company does not maintain change in control agreements for its executives. However, equity awards made prior to Fiscal 2013 to salaried associates, including the named executive officers, generally provide for accelerated vesting of the award upon a change in control of the Company. As noted above in the Compensation Discussion and Analysis, the LDC Committee adopted a new form of award agreement in February 2013 that no longer provides for automatic acceleration of vesting of awards solely upon a change in control. Awards granted in Fiscal 2013 and Fiscal 2014 only vest if the executive’s employment is terminated without cause within 12 months following the change in control.

The following table sets forth the estimated value that the currently employed named executive officers would be entitled to receive due to accelerated vesting of outstanding awards assuming a change in control of the Company as of February 1, 2015, both with and without a termination of employment.

	CHANGE IN CONTROL ONLY			CHANGE IN CONTROL FOLLOWED BY TERMINATION WITHOUT CAUSE
	Value of Restricted Stock and Option Awards	Value of Performance Shares	Total Assuming Change in Control and NO Termination of Employment	Value of Additional Restricted Stock and Option Awards Vesting on Termination	Value of Additional Performance Shares Vesting on Termination	Total Assuming Change in Control AND Termination of Employment
Name	($)(1)	($)(2)	($)	($)(3)	($)(4)	($)

Craig A. Menear	14,106,375	—	14,106,375	8,851,447	3,024,839	25,982,661

Carol B. Tomé	32,787,159	—	32,787,159	8,245,143	3,398,349	44,430,651(5)

Mark Q. Holifield	8,475,701	—	8,475,701	5,057,932	1,782,867	15,316,500

Matthew A. Carey	10,060,578	—	10,060,578	5,129,126	2,113,670	17,303,374

Timothy M. Crow	10,189,647	—	10,189,647	4,735,191	1,951,923	16,876,761

(1)	Value reflects outstanding shares of restricted stock granted prior to Fiscal 2013, multiplied by a closing stock price of $104.42 on January 30, 2015, and the intrinsic value as of February 1, 2015 of outstanding unvested stock options granted prior to Fiscal 2013, using the closing stock price of $104.42 on January 30, 2015.

(2)	Does not include the value of the Fiscal 2012-2014 award because it was earned as of February 1, 2015, the last day of the performance period, and would be received regardless of whether there was a change in control.

(3)	Value reflects outstanding shares of restricted stock granted in Fiscal 2013 and Fiscal 2014, multiplied by a closing stock price of $104.42 on January 30, 2015, and the intrinsic value as of February 1, 2015 of outstanding unvested stock options granted in Fiscal 2013 and Fiscal 2014, using the closing stock price of $104.42 on January 30, 2015.

(4)	Value reflects the following: (a) for the Fiscal 2013-2015 performance share award, (i) shares that would have been earned based on 122.9% actual performance at the end of Fiscal 2014 multiplied by a ratio of 728 days in the performance period through February 1, 2015 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 364 days remaining in the performance period after February 1, 2015 to 1,092 total days in the performance period; and (b) for the Fiscal 2014-2016 performance share award, (i) shares that would have been earned based on 76.7% actual performance at the end of Fiscal 2014 multiplied by a ratio of 364 days in the performance period through February 1, 2015 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 728 days remaining in the performance period after February 1, 2015 to 1,092 total days in the performance period. In each case, the number of performance shares obtained is multiplied by a closing stock price of $104.42 on January 30, 2015 to determine the value as of the end of Fiscal 2014. Amounts include dividend equivalents accrued through the end of Fiscal 2014 converted into additional performance shares.

(5)	Upon termination without cause or for good reason, Ms. Tomé would also be entitled to salary continuation benefits in the amount of $2,050,000 as described in the preceding table.

52	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

Termination Due to Death, Disability or Retirement

Equity awards made to salaried associates, including the named executive officers, generally provide for accelerated vesting of the award upon employment termination due to death or disability. The following table sets forth the estimated value of benefits that the currently employed named executive officers would be entitled to receive assuming death or disability as of February 1, 2015. In addition, the named executive officers would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement.

DEATH OR DISABILITY
	Value of Restricted Stock and Option Awards	Value of Performance Shares	Death Benefit	Total
Name	($)(1)	($)(2)	($)(3)	($)

Craig A. Menear	22,957,822	1,531,737	400,000	24,889,559

Carol B. Tomé	41,032,302	1,797,173	400,000	43,229,475

Mark Q. Holifield	13,533,632	908,767	400,000	14,842,399

Matthew A. Carey	15,189,704	1,117,085	400,000	16,706,789

Timothy M. Crow	14,924,838	1,033,445	400,000	16,358,283

(1)	Value reflects outstanding restricted stock at the end of Fiscal 2014, multiplied by a closing stock price of $104.42 on January 30, 2015, and outstanding unvested stock options based on the intrinsic value as of February 1, 2015, using the closing stock price of $104.42 on January 30, 2015.

(2)	Value reflects the following: (a) for the Fiscal 2013-2015 performance share award, the prorated portion of shares that would have been earned based on 122.9% actual performance at the end of Fiscal 2014 multiplied by a ratio of 728 days in the performance period through February 1, 2015 to 1,092 total days in the performance period; and (b) for the Fiscal 2014-2016 performance share award, the prorated portion of shares that would have been earned based on 76.7% actual performance at the end of Fiscal 2014 multiplied by a ratio of 364 days in the performance period through February 1, 2015 to 1,092 total days in the performance period. The number of performance shares obtained is multiplied by a closing stock price of $104.42 on January 30, 2015 to determine the value as of the end of Fiscal 2014. Amounts include dividend equivalents accrued through the end of Fiscal 2014 converted into additional performance shares. Amounts do not include the value of the Fiscal 2012-2014 award because it was earned as of February 1, 2015, the last day of the performance period, and would be received regardless of the individual’s death or disability.

(3)	Value reflects a $400,000 death benefit, which is only paid out upon death, not disability.

Certain equity awards made to salaried associates, including the named executive officers, provide that the awards are no longer forfeitable upon retirement on or after age 60 with five years of continuous service with the Company. As of February 1, 2015, none of the named executive officers (other than Mr. Blake, who is discussed below) had met this condition.

The Home Depot 2015 Proxy Statement	53

EXECUTIVE COMPENSATION

Payments Made to Former Executives

Mr. Blake.    Upon his retirement at the end of Fiscal 2014, Mr. Blake did not receive any severance benefits. As noted above, certain equity awards held by Mr. Blake provide that the awards are no longer forfeitable upon retirement on or after age 60 with five years of continuous service, which conditions Mr. Blake had met at the time of his retirement. The following table sets forth the estimated value of benefits that Mr. Blake received as result of this provision upon his retirement. Mr. Blake is also entitled to vested benefits under Company plans in which he participates. These include his MIP award for Fiscal 2014, as disclosed in the Non-Equity Incentive Plan column of the Summary Compensation Table on page 39; shares earned under the Fiscal 2012-2014 performance share award, as disclosed in the Compensation Discussion and Analysis under “Long-Term Incentives—Performance Shares” beginning on page 35; and amounts under the Restoration Plan as set forth in the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement.

	Value of Restricted Stock and Option Awards	Value of Performance Shares	Total
Name	($)(1)	($)(2)	($)

Francis S. Blake	51,724,960	6,990,397	58,715,357

(1)	Value reflects restricted stock grants that would otherwise have been forfeited upon his retirement at the end of Fiscal 2014 but for the retirement eligibility provision described above, multiplied by a closing stock price of $104.42 on January 30, 2015, and unvested stock options that would otherwise have been forfeited upon his retirement at the end of Fiscal 2014 but for the retirement eligibility provision, based on the intrinsic value as of February 1, 2015, using the closing stock price of $104.42 on January 30, 2015. The restricted stock grants remain non-transferable, and the stock options remain non-exercisable, until the time-based vesting dates.

(2)	Value reflects the following: (a) for the Fiscal 2013-2015 performance share award, the shares that would have been earned based on 122.9% actual performance at the end of Fiscal 2014; and (b) for the Fiscal 2014-2016 performance share award, the shares that would have been earned based on 76.7% actual performance at the end of Fiscal 2014. The number of performance shares obtained is multiplied by a closing stock price of $104.42 on January 30, 2015 to determine the intrinsic value as of the end of Fiscal 2014. Amounts include dividend equivalents accrued through the end of Fiscal 2014 converted into additional performance shares. For the Fiscal 2013-2015 award and the Fiscal 2014-2016 award, the actual amount earned by Mr. Blake will be determined based on actual performance at the end of the respective performance periods, and the shares earned will not be delivered to Mr. Blake until the earned amounts are certified by the LDC Committee following completion of the respective performance periods.

Mr. Ellison.    Mr. Ellison did not receive any severance benefits upon his resignation on October 31, 2014. Mr. Ellison is entitled to amounts under the Restoration Plan and the Deferred Compensation Plan For Officers as set forth in the Nonqualified Deferred Compensation table on page 49 of this Proxy Statement, which had vested prior to his resignation and will be paid to him six months following his departure. Upon his resignation, Mr. Ellison forfeited his MIP award for Fiscal 2014 and all outstanding unvested equity awards, as noted above in the Outstanding Equity Awards at 2014 Fiscal Year-End table on page 46.

54	The Home Depot 2015 Proxy Statement

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION
	Number of Securities to be Issued Upon Exercise of Outstanding Options,	Weighted-Average Exercise Price of Outstanding Options,	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	First Column)

Equity Compensation Plans Approved by Security Holders(1)	12,849,177(2)	$48.68(3)	166,450,844(4)

Equity Compensation Plans Not Approved by Security Holders(5)	253,212(6)	$ —(7)	19,195,522(8)

Total	13,102,389		185,646,366

(1)	These plans are the Company’s 1997 Omnibus Stock Incentive Plan (“1997 Plan”), the Amended and Restated 2005 Plan, the ESPP and The Home Depot, Inc. Non-Employee Directors’ Deferred Stock Compensation Plan (the “Directors Plan”). The Directors Plan allows the Company’s outside directors to elect to defer their cash retainers and meeting fees for deferred stock units payable in shares of the Company’s common stock on termination of Board service. Meeting fees were eliminated for meetings held after August 16, 2007.

(2)	Includes an aggregate of 349,415 stock options under the 1997 Plan, 10,695,972 stock options under the Amended and Restated 2005 Plan, 5,371 deferred shares or deferred stock units under the 1997 Plan, 885,268 deferred shares or deferred stock units under the Amended and Restated 2005 Plan, 820,431 performance shares under the Amended and Restated 2005 Plan and 92,721 deferred stock units credited to participant accounts under the Directors Plan. Does not include 131,832 outstanding restricted shares granted under the 1997 Plan and 7,543,510 outstanding restricted shares granted under the Amended and Restated 2005 Plan.

(3)	Weighted average exercise price of outstanding options; excludes deferred shares, deferred stock units, deferred stock rights, performance shares and shares of restricted stock under the 1997 and Amended and Restated 2005 Plans, deferred stock units under the Directors Plan and rights to purchase shares under the ESPP.

(4)	Represents 140,854,648 shares under the Amended and Restated 2005 Plan, 23,586,020 shares under the ESPP (see Note 7 to the Company’s consolidated financial statements included in the 2014 Form 10-K and Exhibit 10.11 to the 2014 Form 10-K) and 2,010,176 shares under the Directors Plan.

(5)	These plans are the Company’s Non-U.S. Employee Stock Purchase Plan (the “Non-U.S. ESPP”) (see Note 7 to the Company’s consolidated financial statements in the 2014 Form 10-K and Exhibit 10.11 to the 2014 Form 10-K) and the Restoration Plan (see Note 8 to the Company’s consolidated financial statements in the Company’s 2014 Form 10-K and Exhibits 10.7 and 10.8 to the 2014 Form 10-K).

(6)	Includes 253,212 deferred stock units under the Restoration Plan referred to in footnote 5.

(7)	Outstanding equity consists solely of rights to purchase shares under the Non-U.S. ESPP and deferred stock units granted under the Restoration Plan; therefore, there is no weighted-average exercise price.

(8)	Represents shares available under the Non-U.S. ESPP.

The Home Depot 2015 Proxy Statement	55

DIRECTOR COMPENSATION

Our philosophy with respect to director compensation is to align the interests of non-employee directors with the interests of our shareholders. To implement this philosophy, our Corporate Governance Guidelines provide that the annual retainer for non-employee directors must be at least two-thirds equity. The Company presently provides 82% of each director’s annual retainer in Company equity. Furthermore, consistent with our Corporate Governance Guidelines, director equity awards stipulate that shares of Company stock must continue to be held until the director retires from the Board or for one year after Board service ends for any reason other than ordinary Board retirement (at or after age 72), death, disability or a change in control of the Company.

Each non-employee director who was a Board member during Fiscal 2014 received an annual retainer of $280,000 as of the date of the 2014 annual meeting, other than Bonnie G. Hill, who retired upon the expiration of her term at the 2014 annual meeting. The retainer was paid in the following manner:

•	$230,000 in the form of deferred shares granted under the Amended and Restated 2005 Plan; and

•	$50,000 in the form of cash or deferred stock units under the Directors Plan, at the election of the director.

The deferred shares and deferred stock units, together with dividend equivalents that accrue thereon, are payable in shares of the Company’s common stock following termination of Board service. Director compensation is paid for the twelve-month period commencing with each annual meeting of shareholders. A pro rata portion of annual director compensation is paid to directors who become Board members after the annual meeting as follows: 100% for appointments on or before the six-month anniversary of the annual meeting, 50% after the six-month but not later than the nine-month anniversary of the annual meeting, and 25% after the nine-month anniversary of the annual meeting.

For Fiscal 2014, on the date of the 2014 annual meeting each non-employee director who served as Chair of a Board committee also received $10,000, except for the Chair of the Audit Committee, who received $15,000. Board committee Chair retainers were payable in cash or deferred stock units under the Directors Plan, at the election of the director.

In addition to the annual retainers and applicable committee Chair retainers described above, the Lead Director also receives $80,000 in the form of cash or deferred stock units under the Directors Plan. To meet the two-thirds equity requirement in the Corporate Governance Guidelines, the Lead Director must elect to receive at least 12% of the aggregate of the Lead Director’s cash retainers in the form of deferred stock units under the Directors Plan, with the remainder paid in the form of cash or deferred stock units under the Directors Plan, at the election of the Lead Director. For Fiscal 2014, Greg Brenneman, who was appointed as our Lead Director following our 2014 annual meeting on May 22, 2014, elected to receive 100% of his annual cash Board retainer in deferred stock units under the Directors Plan.

The Company also pays (or provides for reimbursement of) the travel and accommodation expenses of directors and, when requested by the Company, their spouses, to attend Board meetings, conduct store visits and participate in other corporate functions.

The Company maintains a program through which it will match up to $10,000 of charitable donations made by each director, including the Chairman, for each calendar year. Mr. Blake’s All Other Compensation reported in the Summary Compensation Table includes $10,000 in matching contributions made under the program for Fiscal 2014. The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the Company. Donations under the program are not made to any charity from which the director (or a party related to the director) directly or indirectly receives compensation.

56	The Home Depot 2015 Proxy Statement

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to or earned during Fiscal 2014 by our non-employee directors who served during Fiscal 2014.

DIRECTOR COMPENSATION
	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)(2)	($)(3)(5)	($)(5)	($)(4)	($)

F. Duane Ackerman	65,000	230,000	—	8,000	303,000

Ari Bousbib	60,000	230,000	—	—	290,000

Gregory D. Brenneman	140,000	230,000	—	10,000	380,000

J. Frank Brown	50,000	230,000	—	10,000	290,000

Albert P. Carey	60,000	230,000	—	—	290,000

Armando Codina	50,000	230,000	—	—	280,000

Helena B. Foulkes	50,000	230,000	—	10,000	290,000

Wayne M. Hewett	50,000	230,000	—	—	280,000

Bonnie G. Hill(1)	—	—	—	8,500	8,500

Karen L. Katen	50,000	230,000	—	—	280,000

Mark Vadon	50,000	230,000	—	10,000	290,000

(1)	Ms. Hill retired from our Board upon the expiration of her term at the 2014 annual meeting on May 22, 2014.

(2)	Fees earned or paid in cash vary because, in addition to the $50,000 annual retainer, they include retainers for Chair and Lead Director positions. Messrs. Ackerman, Bousbib, Brenneman, Brown, Carey, Codina and Vadon and Ms. Foulkes deferred 100% and Ms. Katen deferred 50% of their annual cash Board retainers under the Directors Plan, which retainers were converted into stock units that are payable in shares of Company common stock following termination of Board service. Messrs. Ackerman, Bousbib and Carey deferred 100% of their committee Chair retainers. Dividend equivalents are credited on stock units in the Directors Plan at the same rate, and at the same time, that dividends are paid to shareholders.

(3)	Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in Fiscal 2014 computed in accordance with FASB ASC Topic 718.

The grant date fair value of the deferred share award granted during Fiscal 2014 is set forth in the following table, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no deferred share forfeitures by the directors during Fiscal 2014.

Grant Date	Shares (#)	Value ($)	Directors Who Received

05/22/2014	2,920	230,000	Ackerman, Bousbib, Brenneman, Brown, Carey, Codina, Foulkes, Hewett, Katen, Vadon

(4)	Amounts reported reflect matching charitable contributions.

The Home Depot 2015 Proxy Statement	57

DIRECTOR COMPENSATION

(5)	As of the end of Fiscal 2014, our non-employee directors who served during Fiscal 2014 held the following outstanding equity:

Name	Stock Options	Restricted Shares	Deferred Shares	Deferred Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
F. Duane Ackerman	—	—	57,760	13,750	900	—	72,410
Ari Bousbib	—	—	57,760	14,647	10,000	—	82,407
Gregory D. Brenneman	—	1,332	72,266	27,215	5,000	50	105,863
J. Frank Brown	—	—	18,302	3,978	1,000	—	23,280
Albert P. Carey	—	—	50,602	5,810	1,100	—	57,512
Armando Codina	—	—	56,544	12,478	35,650	—	104,672
Helena B. Foulkes	—	—	6,032	1,311	313	—	7,656
Bonnie G. Hill(a)	—	—	—	—	—	—	—
Wayne M. Hewett	—	—	2,965	—	350	—	3,315
Karen L. Katen	—	—	57,760	11,342	6,500	—	75,602
Mark C. Vadon	—	—	10,054	2,185	16,095	—	28,334

(a)	All of Ms. Hill’s deferred shares and deferred stock units were distributed to her following her retirement pursuant to their terms. Because Ms. Hill has not been a director since May 22, 2014, she is no longer required to report ownership of equity of the Company that she holds.

58	The Home Depot 2015 Proxy Statement

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

Each member of the LDC Committee is independent under SEC rules, NYSE listing standards and the Company’s Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and attached as Appendix A to this Proxy Statement.

The LDC Committee acts under a written charter which sets forth its responsibilities and duties, as well as requirements for the LDC Committee’s composition and meetings. The LDC Committee’s primary responsibility is to (a) assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, (b) oversee the development of executive succession plans and (c) approve compensation strategy, including the corporate goals and objectives relevant to the compensation of the Company’s senior executive officers, including the CEO, to ensure management is afforded appropriate incentives and rewarded appropriately for contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and shareholder interests.

The LDC Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s equity-based and incentive-based compensation plans, and regularly evaluates the effectiveness of the Company’s overall executive compensation program. In addition, the LDC Committee periodically reviews the compensation and benefits offered to non-employee directors and recommends changes as appropriate.

A more complete description of the LDC Committee’s functions is set forth in the LDC Committee charter, which is available on the Company’s website at http://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print upon request.

The LDC Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal 2014.

This report has been furnished by the current members of the LDC Committee:

•	Albert P. Carey, Chair

•	Armando Codina

•	Helena B. Foulkes

•	Wayne M. Hewett

The Home Depot 2015 Proxy Statement	59

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the Company common stock beneficially owned, as of March 6, 2015, by our directors, the named executive officers and our directors and executive officers as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk (*) in the Percent of Class column indicates beneficial ownership of less than 1%. The percentage ownership is based on the number of shares of our common stock outstanding as of March 6, 2015.

Name of Beneficial Owner	Total Beneficial Ownership(1)	Deferred Shares/ Stock Units(4)	Percent of Class
Craig A. Menear	765,524	8,219	*
F. Duane Ackerman	900	71,510	*
Ari Bousbib	10,000	72,408	*
Gregory D. Brenneman	6,382	99,482	*
J. Frank Brown	1,000	22,281	*
Albert P. Carey	1,100	56,413	*
Armando Codina	35,650	69,023	*
Helena B. Foulkes	313	7,344	*
Wayne M. Hewett	350	2,965	*
Karen L. Katen	6,500	69,103	*
Mark Vadon	16,095	12,240	*
Francis S. Blake	2,150,621(2)	21,086	*
Matthew A. Carey	300,493(3)	3,454	*
Timothy M. Crow	402,443	6,080	*
Marvin R. Ellison	4,123	6,645	*
Mark Q. Holifield	102,615	5,203	*
Carol B. Tomé	846,252	21,712	*
Directors and executive officers as a group (20 people)	4,987,723	564,320	0.42%

(1)	Represents the number of shares beneficially owned, which includes equivalent shares credited under our FutureBuilder 401(k) Plan and restricted stock granted under the Amended and Restated 2005 Plan and the 1997 Plan. In addition, these amounts include shares subject to options exercisable within 60 days of March 6, 2015 as follows: Craig A. Menear – 658,129; Francis S. Blake – 1,395,811; Matthew A. Carey – 220,258; Timothy M. Crow – 195,470; Marvin R. Ellison – 0; Mark Q. Holifield – 62,296; Carol B. Tomé – 265,046; and directors and executive officers as a group (20 people) – 3,041,622. Amounts in this column do not include shares to be received upon settlement of deferred stock units or deferred shares more than 60 days after March 6, 2015, which shares are reflected in the Deferred Shares/Stock Units column of the table. The deferred stock units and deferred shares have no voting rights. Our Securities Laws Policy requires directors and executive officers to pre-clear any pledge of shares of our common stock as security for any indebtedness (including any margin loans), and none of our directors or executive officers has any such pledged shares. Consistent with our anti-hedging policy, none of our directors or executive officers has entered into any hedging transactions with regard to his or her ownership of our common stock.

(2)	This amount includes 333 shares held by a family trust.

(3)	This amount includes 13,731 shares held by a family trust.

(4)	These amounts reflect deferred shares and deferred stock units granted under the Amended and Restated 2005 Plan, deferred stock units granted under the Directors Plan, and stock units granted under the Restoration Plan.

60	The Home Depot 2015 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information about the number of shares of our common stock held as of December 31, 2014 by persons we know to be the beneficial owners of more than five percent of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of March 6, 2015.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
Capital World Investors(1) 333 South Hope Street Los Angeles, CA 90071	102,135,979	7.8%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	83,613,413	6.4%
The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, PA 19355	70,639,618	5.4%

(1)	Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015 by Capital World Investors (“Capital World”), a division of Capital Research and Management Company. At that time, Capital World reported that it is deemed to be the beneficial owner of, and that it has sole voting and dispositive power as to, all of these shares.

(2)	Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2015. BlackRock, Inc. reported that it has sole dispositive power as to all of these shares and sole voting power as to 68,714,465 of these shares.

(3)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 10, 2015. The Vanguard Group, Inc. reported that it has sole dispositive power as to 68,466,117 of these shares, shared dispositive power as to 2,173,501 of these shares and sole voting power as to 2,297,267 of these shares.

The Home Depot 2015 Proxy Statement	61

GENERAL

CERTAIN RELATED-PARTY TRANSACTIONS

The Nominating and Corporate Governance Committee, which is composed of independent directors, reviews all related-party transactions and relationships involving a Board member or officer of the Company subject to Section 16 of the Exchange Act. To help identify related-party transactions and relationships, each director and executive officer completes a questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with the Company. Our General Counsel also conducts an independent investigation by reviewing the Company’s financial systems to determine if a director or executive officer, or a company with which he or she is affiliated, engaged in transactions or had a relationship with the Company during the fiscal year. The Nominating and Corporate Governance Committee’s responsibility for the review and approval or ratification of related-party transactions is set forth in its charter.

The Nominating and Corporate Governance Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related-party transaction or relationship, the Nominating and Corporate Governance Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to the Company. Transactions and relationships that are determined to be directly or indirectly material to the Company or a related party are disclosed in the Company’s Proxy Statement.

The Nominating and Corporate Governance Committee has identified the following related-party transactions and relationships:

Francis S. Blake (“DM Blake”), who is the son of Frank Blake, the Company’s former Chairman and CEO, has been a district manager for the Company since March 2009. Prior to that position, he had served as a store manager since June 2006 and joined the Company in September 2004. During Fiscal 2014, DM Blake earned or received an aggregate of $246,349 in base and annual incentive compensation. In addition to the compensation described above and customary employee benefits, DM Blake continues to be eligible to participate in bonus and equity compensation plans based on his performance as well as the performance of the Company. DM Blake’s compensation is within the established range paid to district managers.

The Company, principally through The Home Depot Foundation, has supported Habitat for Humanity International and its affiliates (collectively “Habitat”) since 1991. Elizabeth Blake, the wife of Frank Blake, the Company’s former Chairman and CEO, served as general counsel of Habitat for Humanity International until her retirement in Fiscal 2014. There are three primary programs through which we provide support to Habitat and its affiliates: (1) Repair Corp, a joint initiative to remodel and renovate homes across the country for U.S. military veterans and their families; (2) Framing Hope, a program managed by non-profit Good360, which partners stores with local charities, including Habitat affiliates, to provide them with donated products and building supplies that would otherwise be discarded; and (3) “Team Depot” projects that provide gift cards and local store associate volunteer labor on Habitat-affiliated projects. In Fiscal 2014, Habitat and various affiliates received cash grants and gift card donations of approximately $4.0 million and product donations of approximately $5.2 million in retail value.

During Fiscal 2014, the Company also made purchases of software and related services from Microsoft, Inc. in the ordinary course of business. The Chief Operating Officer of Microsoft is the brother-in-law of Matthew A. Carey, our Executive Vice President and Chief Information Officer. The total payments made to Microsoft during Fiscal 2014 were approximately $22.8 million, representing less than 0.03% of the revenues of each of the Company and Microsoft.

BUSINESS CODE OF CONDUCT

The Company has a Business Code of Conduct and Ethics that is applicable to all directors, officers and associates of the Company, including the CEO and the CFO. The complete text of the code is available on the Company’s website at http://ir.homedepot.com under “Corporate Governance > Corp. Governance Overview” and is also available in print at no charge upon request. The Company will post any amendments to or waivers from the Business Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.

62	The Home Depot 2015 Proxy Statement

GENERAL

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports required to be filed with the SEC and NYSE and furnished to the Company during Fiscal 2014 by directors, officers or beneficial owners of more than ten percent of the outstanding shares of common stock of the Company pursuant to Section 16(a) of the Exchange Act, and a review of written certifications provided by them to the Company, we believe that our directors and executive officers timely complied with the requirements of Section 16(a) of the Exchange Act during Fiscal 2014, except for one Form 4 filing for Mr. Blake reporting the allocation of Restoration Plan units on January 31, 2015, which was due after his retirement and was filed two days late.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

To be considered for inclusion in next year’s Proxy Statement and form of proxy, proposals by shareholders for business to be considered at the 2016 Annual Meeting of Shareholders must be submitted in writing by December 8, 2015 and must comply with the requirements of SEC Rule 14a-8. Proposals should be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, N.W., Building C-22, Atlanta, Georgia 30339.

If a shareholder wishes to present a proposal or submit a formal nomination of a director candidate for election at the 2016 Annual Meeting and the proposal or nomination is not intended to be included in our Proxy Statement, the shareholder must give us advance notice in writing and meet the requirements of our Certificate of Incorporation and By-Laws, including providing all of the information specified in the By-Laws. If a shareholder gives notice after the applicable deadline, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting. The notice must be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, N.W., Building C-22, Atlanta, Georgia 30339. Each proposal submitted must be a proper subject for shareholder action at the meeting. Our Certificate of Incorporation provides that a formal nomination by a shareholder of a candidate for election as a director must be in writing and received by our Corporate Secretary (at the address specified above) not less than 30 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. For all other proposals of business to be considered at next year’s annual meeting, notice must be received no earlier than 120 calendar days (January 22, 2016) and no later than 90 calendar days (February 21, 2016) prior to the anniversary of this year’s annual meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of this year’s annual meeting, notice must be received not later than 90 days nor earlier than 120 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.

OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

SOLICITATION OF PROXIES

The Company is paying the full costs of the solicitation of proxies. Proxies may be solicited on behalf of the Board by mail, telephone, other electronic means or in person. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $21,250, plus expenses. We will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to our shareholders. Additionally, some of our directors, officers or employees may solicit shareholders by mail, telephone, other electronic means or in person. None of these persons will receive any additional or special compensation for doing so.

The Home Depot 2015 Proxy Statement	63

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

At least two-thirds of the Board of Directors of The Home Depot, Inc. (the “Company”) shall be independent. No director shall qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making such determination, the Board of Directors shall consider the factors identified below, as well as such other factors that the Board of Directors may deem relevant. A director will not be deemed independent if:

1.	the director is employed by the Company or any of its affiliates (as used herein, such term shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended) or was employed by the Company or any of its affiliates at any time during the preceding three years;

2.	the director is a member of the immediate family of an individual who is, or has been, employed by the Company or any of its affiliates as an executive officer (as used herein, such term shall have the same meaning as the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the “Exchange Act”)) at any time during the preceding three years;

3.	(a) the director presently receives, or his or her immediate family member receives, more than $120,000 in any consecutive 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (b) the director or the director’s immediate family member had received such compensation during any consecutive 12-month period within the preceding three years;

4.	(a) the director or his or her immediate family member is presently a partner of a firm that is the Company’s internal or external auditor; (b) the director is presently an employee of such firm; (c) the director’s immediate family member is presently an employee of such firm and personally works on the Company’s audit; or (d) the director or his or her immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit during such three year period;

5.	(a) the director is presently an executive officer or an employee, or his or her immediate family member is an executive officer, of another company (including any tax-exempt organization) that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds $1 million or 2 percent of such other company’s consolidated gross revenues for its last fiscal year, whichever is greater, or (b) the Company and the company of which the director is an executive officer or employee or his or her immediate family member is an executive officer had such relationship within the preceding three years;

6.	the director is affiliated with, or his or her immediate family member is affiliated with, a paid advisor or consultant to the Company;

7.	the director has, or his or her immediate family member has, a personal services contract with the Company;

8.	the director has any interest in an investment that the director jointly acquired in conjunction with the Company;

9.	the director or his or her immediate family member is employed and compensated by a foundation, university or other nonprofit institution that has received significant charitable contributions from the Company that are disclosed or will be required to be disclosed in the Company’s proxy statement; and

10.	(a) the director is presently employed, or his or her immediate family member is presently employed, as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee, or (b) such director or his or her immediate family member was employed in such capacity within the preceding three years.

In addition to being independent as determined by the Board of Directors in accordance with the factors set forth above, (a) members of the Audit Committee may not (i) receive, directly or indirectly, any compensation other than directors’ fees from the Company, or (ii) be an “affiliated person” of the Company or any of its subsidiaries as such term is defined under Rule 10A-3 under the Exchange Act and (b) members of the Leadership Development and Compensation Committee (the “LDCC”) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as such term is defined under Rule 16b-3 promulgated under the Exchange Act. In addition, members of the LDCC must meet the independence standards for compensation committee members under applicable New York Stock Exchange listing standards and cannot be executive officers of a public company at which an executive officer of the Company serves as a member of such public company’s compensation committee.

A-1	The Home Depot 2015 Proxy Statement

PRINTED ON RECYCLED PAPER

THE HOME DEPOT, INC. STORE SUPPORT CENTER BUILDING 2455 PACES FERRY ROAD ATLANTA, GA 30339-4024

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M87077-P62955	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE HOME DEPOT, INC.

The Board of Directors recommends a vote FOR all director nominees, and FOR Proposals 2 and 3.

1.	Election of Directors		For	Against	Abstain

	1a.	Ari Bousbib	☐	☐	☐			For	Against	Abstain

	1b.	Gregory D. Brenneman	☐	☐	☐	2.	Ratification of the Appointment of KPMG LLP	☐	☐	☐

	1c.	J. Frank Brown	☐	☐	☐	3.	Advisory Vote to Approve Executive Compensation	☐	☐	☐
	1d.	Albert P. Carey	☐	☐	☐
	1e.	Armando Codina	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 4 and 5.

	1f.	Helena B. Foulkes	☐	☐	☐	4.	Shareholder Proposal Regarding Independent Chairman of the Board	☐	☐	☐

	1g.	Wayne M. Hewett	☐	☐	☐	5.	Shareholder Proposal Regarding Special Shareholder Meetings	☐	☐	☐
	1h.	Karen L. Katen	☐	☐	☐
	1i.	Craig A. Menear	☐	☐	☐

	1j.	Mark Vadon	☐	☐	☐

For address changes, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INFORMATION ABOUT THE HOME DEPOT, INC. 2015 ANNUAL MEETING OF SHAREHOLDERS

Directions to Cobb Galleria Centre are available by telephone at 770-955-8000 or on Cobb Galleria Centre’s website at www.cobbgalleria.com/directions.aspx

PLEASE BRING ADMISSION TICKET WITH VALID PICTURE I.D. TO PRESENT FOR ADMISSION

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TIME:	WHO MAY VOTE:
9:00 a.m., Eastern Time on Thursday, May 21, 2015	You may vote if you were a shareholder of record as of the close of business on March 23, 2015.
PLACE:
Cobb Galleria Centre	ANNUAL MEETING MATERIALS:
Two Galleria Parkway, S.E. Atlanta, Georgia 30339	A copy of the Proxy Statement and our 2014 Annual Report are available at http://reports.homedepot.com

DATE OF MAILING:
The Proxy Statement is first being mailed to shareholders on or about April 6, 2015.

By Order of the Board of Directors

Teresa Wynn Roseborough, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 21, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

M87078-P62955

PROXY/VOTING INSTRUCTION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2015

The undersigned shareholder hereby appoints Craig A. Menear and Teresa Wynn Roseborough, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the 2015 Annual Meeting of Shareholders of The Home Depot, Inc., to be held at Cobb Galleria Centre, Two Galleria Parkway, S.E., Atlanta, Georgia, on Thursday, May 21, 2015, at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Participants in the Company’s retirement plans may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card, or by voting electronically. By doing so, you are instructing the trustee to vote all of the shares at the meeting and at any adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote the shares (a) “FOR” the election of the nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the plan trustee upon such other matters as may properly come before the Annual Meeting. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. If, however, voting instructions are not provided and you participate in one of the Company’s Canada-based retirement plans, or in a self-directed brokerage window of a U.S. retirement plan, the shares will not be voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

UNLESS VOTING ELECTRONICALLY OR BY PHONE,

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

2015 The Home Depot Shareholder Meeting to Be Held on May 21, 2015.

THE HOME DEPOT, INC.

THE HOME DEPOT, INC. STORE SUPPORT CENTER BUILDING 2455 PACES FERRY ROAD ATLANTA, GA 30339-4024

Meeting Information
Meeting Type:	Annual Meeting
For holders as of:	March 23, 2015
Date: May 21, 2015	Time: 9:00 a.m. EDT
Location: Cobb Galleria Centre
Two Galleria Parkway, S.E.
Atlanta, GA 30339

You are receiving this communication because you hold shares in The Home Depot, Inc.

This Notice is not a ballot or a form of proxy. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote — How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                    ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

*   If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 7, 2015 to facilitate timely delivery.

— How To Vote — Please Choose One of the Following Voting Methods

Vote In Person: To vote in person at the Meeting you will need to request a ballot to vote these shares. To attend the meeting, you will need to bring an admission ticket and valid picture identification. If the shares are registered in your name and you received this Notice, the Notice is your admission ticket.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

See “How to Request and Receive a PAPER or E-MAIL Copy” above.

Voting Items

The Board of Directors recommends a vote FOR all director nominees, and FOR Proposals 2 and 3.

1.	Election of Directors

	1a.	Ari Bousbib

	1b.	Gregory D. Brenneman

	1c.	J. Frank Brown

	1d.	Albert P. Carey

	1e.	Armando Codina

	1f.	Helena B. Foulkes

	1g.	Wayne M. Hewett

	1h.	Karen L. Katen

	1i.	Craig A. Menear

	1j.	Mark Vadon

2.	Ratification of the Appointment of KPMG LLP

3.	Advisory Vote to Approve Executive Compensation

The Board of Directors recommends a vote AGAINST Proposals 4 and 5.

4.	Shareholder Proposal Regarding Independent Chairman of the Board

5.	Shareholder Proposal Regarding Special Shareholder Meetings